Exhibit 10.10

MULTI-TENANT

OFFICE

LEASE AGREEMENT

OPUS REAL ESTATE MINNESOTA II, L.L.C., as Landlord,

and

HSM ELECTRONIC PROTECTION SERVICES, INC.,

as Tenant.

6000 NATHAN LANE NORTH

PLYMOUTH, MINNESOTA

TABLE OF CONTENTS

DEFINITIONS	1
BASIC TERMS	1

ARTICLE 1 LEASE OF PREMISES AND LEASE TERM	4
1.1 Premises	4
1.2 Term, Delivery and Commencement	4
1.2.1 Commencement and Expiration of Term	4
1.2.2 Tender of Possession	4
1.2.3 Commencement Date Memorandum	5
1.2.4 Intentionally Deleted	5
1.2.5 Extension of Term	5
1.3 Effect of Occupancy	6

ARTICLE 2 RENTAL AND OTHER PAYMENTS	6
2.1 Basic Rent	6
2.2 Additional Rent	6
2.3 Delinquent Rental Payments	7
2.4 Independent Obligations	7

ARTICLE 3 PROPERTY TAXES AND OPERATING EXPENSES	7
3.1 Payment of Expenses	7
3.2 Estimation of Tenant’s Share of Expenses	7
3.3 Payment of Estimated Tenant’s Share of Expenses	7
3.4 Re-Estimation of Expenses	7
3.5 Confirmation of Tenant’s Share of Expenses	8
3.6 Tenant’s Inspection and Audit Rights	8
3.7 Intentionally Deleted	9
3.8 Personal Property Taxes	9
3.9 Landlord’s Right to Contest Property Taxes	9
3.10 Adjustment for Variable Operating Expenses	9
3.11 Fixed Expense Payment	9

ARTICLE 4 USE	10
4.1 Permitted Use	10
4.2 Acceptance of Premises	10
4.3 Increased Insurance	10
4.4 Laws/Building Rules	11
4.5 Common Area	11
4.6 Signs	11

ARTICLE 5 HAZARDOUS MATERIALS	12
5.1 Compliance with Hazardous Materials Laws	12
5.2 Notice of Actions	12
5.3 Disclosure and Warning Obligations	13
5.4 Indemnification	13

ARTICLE 6 SERVICES	13
6.1 Landlord’s Obligations	13
6.1.1 Janitorial Service	13
6.1.2 Electrical Energy	14
6.1.3 Heating, Ventilation and Air Conditioning	14
6.1.4 Water	15
6.1.5 Elevator Service	15
6.2 Tenant’s Obligations	15
6.3 Other Provisions Relating to Services	15
6.3.1 Failure of Electrical Power Prior to the Change in Terms Date	15
6.3.2 Failure of Electrical Power On and After the Change in Terms Date	16
6.4 Tenant Devices	16
6.5 Sub-Metering	16

ARTICLE 7 MAINTENANCE AND REPAIR	17
7.1 Landlord’s Obligations	17
7.2 Tenant’s Obligations	17
7.2.1 Maintenance of Premises	17
7.2.2 Alterations Required by Laws	18
7.3 Tenant’s Right to Self-Help	18
7.3.1 Prior to Change in Terms Date	18
7.3.2 On and After Change in Terms Date	19

ARTICLE 8 CHANGES AND ALTERATIONS	20
8.1 Landlord Approval	20
8.2 Tenant’s Responsibility for Cost and Insurance	20
8.3 Construction Obligations and Ownership	21
8.4 Liens	21
8.5 Indemnification	21

ARTICLE 9 RIGHTS RESERVED BY LANDLORD	21
9.1 Landlord’s Entry	21
9.2 Control of Property	22
9.3 Lock Box Agent/Rent Collection Agent	22
9.4 Intentionally Deleted	23

ARTICLE 10 INSURANCE	23
10.1 Tenant’s Insurance Obligations	23
10.1.1 Liability Insurance	23
10.1.2 Property Insurance	23
10.1.3 Other Insurance	23
10.1.4 Miscellaneous Insurance Provisions	24
10.1.5 Tenant’s Waiver and Release of Claims and Subrogation	24
10.1.6 No Limitation	24

10.2 Landlord’s Insurance Obligations	24
10.2.1 Property Insurance	24
10.2.2 Liability Insurance	25
10.2.3 Landlord’s Waiver and Release of Claims and Subrogation	25
10.3 Tenant’s Indemnification of Landlord	25
10.4 Tenant’s Waiver	25
10.5 Tenant’s Failure to Insure	26
10.6 Landlord’s Indemnification of Landlord	26

ARTICLE 11 DAMAGE OR DESTRUCTION	26
11.1 Tenantable Within 150 Days	26
11.2 Not Tenantable Within 150 Days	27
11.3 Building Substantially Damaged	27
11.4 Insufficient Proceeds	27
11.5 Landlord’s Repair Obligations	27
11.6 Rent Apportionment Upon Termination	28
11.7 Exclusive Casualty Remedy	28

ARTICLE 12 EMINENT DOMAIN	28
12.1 Termination of Lease	28
12.2 Landlord’s Repair Obligations	28
12.3 Tenant’s Participation	29
12.4 Exclusive Taking Remedy	29

ARTICLE 13 TRANSFERS	29
13.1 Restriction on Transfers	29
13.1.1 General Prohibition	29
13.1.2 Transfers to Affiliates	30
13.2 Costs	30
13.3 Landlord’s Consent Standards	30
13.4 Permitted Transfers	30

ARTICLE 14 DEFAULTS; REMEDIES	31
14.1 Events of Default	31
14.1.1 Failure to Pay Rent	31
14.1.2 Failure to Perform	31
14.1.3 Misrepresentation	31
14.1.4 Guaranty Default	31
14.1.5 Other Defaults	31
14.2 Notice Requirements	32
14.3 Remedies	32
14.3.1 Termination of Tenant’s Possession; Re-entry and Reletting
Right	32
14.3.2 Termination of Lease	33
14.3.3 Present Worth of Rent	33
14.3.4 Self Help	33

14.3.5 Other Remedies	33
14.4 Costs	33
14.5 Waiver and Release by Tenant	34
14.6 Landlord’s Default	34
14.7 No Waiver	34

ARTICLE 15 CREDITORS; ESTOPPEL CERTIFICATES	35
15.1 Subordination	35
15.2 Attornment	35
15.3 Mortgagee Protection Clause	35
15.4 Estoppel Certificates	36
15.4.1 Contents	36
15.4.2 Failure to Deliver	36

ARTICLE 16 TERMINATION OF LEASE	36
16.1 Surrender of Premises	36
16.2 Holding Over	37
16.3 Survival	37

ARTICLE 17 ADDITIONAL PROVISIONS	37
17.1 Initial Improvements	37
17.1.1 Landlord’s Improvements	37
17.1.2 Tenant’s Improvements	37
17.2 Security Deposit	38
17.3 Building Security	38
17.4 De-identification of Current Security Services	38
17.5 Exclusive	39
17.6 Right of First Offer	39
17.7 Parking	40
17.8 Generator	40
17.8.1 No Rent	40
17.8.2 Work Letter	40
17.8.3 Compliance with Reasonable Directives	40
17.8.4 Insurance	41
17.8.5 Use	41
17.8.6 Environmental Investigation	41
17.8.7 Duty to Report	41
17.8.8 No Modification	41
17.8.9 Periodic Inspections	41
17.8.10 No Landlord Liability	41
17.8.11 Landlord’s Approval	42
17.8.12 Survival	42
17.9 Telecommunications Equipment	42
17.10 Special Building Amenities	43
17.11 Intentionally Deleted	43
17.12 Intentionally Deleted	43
17.13 Intentionally Deleted	43

v

ARTICLE 18 MISCELLANEOUS PROVISIONS	44
18.1 Notices	44
18.2 Transfer of Landlord’s Interest	44
18.3 Successors	44
18.4 Captions and Interpretation	44
18.5 Relationship of Parties	44
18.6 Entire Agreement; Amendment	44
18.7 Severability	45
18.8 Landlord’s Limited Liability	45
18.9 Survival	45
18.10 Attorneys’ Fees	45
18.11 Brokers	45
18.12 Governing Law	45
18.13 Time is of the Essence	45
18.14 Intentionally Deleted	45
18.15 Tenant’s Waiver	46
18.16 Tenant’s Organization Documents; Authority	46
18.17 Provisions are Covenants and Conditions	46
18.18 Force Majeure	46
18.19 Counterparts	46
18.20 Financial Statements	46
18.21 Quiet Enjoyment	47
18.22 No Recording	47
18.23 Nondisclosure of Lease Terms	47
18.24 Construction of Lease and Terms	47

EXHIBITS:

Exhibit “A”	Definitions
Exhibit “B”	Legal Description of the Land
Exhibit “C”	Floor Plan Prior to the Suite 350 Commencement Date
Exhibit “C-1”	Floor Plan on and after the Suite 350 Commencement Date
Exhibit “D”	Commencement Date Memorandum
Exhibit “E”	Building Rules
Exhibit “F”	Landlord’s Improvements
Exhibit “G”	Work Letter for Tenant’s Improvements
Exhibit “H”	Form of Letter of Credit
Exhibit “I”	Plan Depicting Common Area
Exhibit “J”	Plan Depicting Suite 350 Data Center
Exhibit “K”	Plan Depicting Location of Building Sign
Exhibit “L”	Plan Depicting Location of Generator
Exhibit “M”	Janitorial Specifications
Exhibit “N”	Additional Operating Expenses Exclusions
Exhibit “O”	Environmental Reports
Exhibit “P”	Lighting Standards
Exhibit “Q”	24/7/365 HVAC Area

Exhibit “R”	Specifications for Generator
Exhibit “R-1”	Specifications for Generator Transfer Switches and Related Electrical Equipment
Exhibit “S”	Tenant’s Telecommunications Equipment
Exhibit “T”	Form of Memorandum of Lease

OFFICE LEASE AGREEMENT

This Office Lease Agreement is made and entered into as of the Effective Date by and between OPUS REAL ESTATE MINNESOTA II, L.L.C., a Delaware limited liability company, as Landlord, and HSM ELECTRONIC PROTECTION SERVICES, INC., a Delaware corporation, as Tenant.

DEFINITIONS

Capitalized terms used in this Lease have the meanings ascribed to them on the attached EXHIBIT “A”.

BASIC TERMS

The following Basic Terms are applied under and governed by the particular section(s) in this Lease pertaining to the following information:

1.

Premises: Suite 300, consisting of approximately 35,507 rentable square feet (approximately 30,876 usable square feet) from the Commencement Date through the date immediately preceding the Suite 350 Commencement Date and 37,427 rentable square feet (approximately 33,660 usable square feet) on and after the Suite 350 Commencement Date, located on the third (3rd ) floor of the Building and shown on the Floor Plan. The Building is located on the Land described on EXHIBIT “B”. (See Section 1.1)

2.	Lease Term: Ten (10) Lease Years (See Section 1.2)

Renewal Options: Two (2) five (5) year options (See Section 1.2.5)

3.	Commencement Date: May 12, 2006 (See Section 1.2)

4.	Basic Rent: (See Section 2.1)

Period	Premises Rentable Square Footage	Annual Basic Rent per rentable square foot of the Premises	Annual Basic Rent	Monthly Installments
Commencement Date - April 30, 2010	35,507	$12.60	$447,388.20	$37,282.35
May 1, 2010 - April 30, 2013	37,427	$13.00	$486,551.00	$40,545.92
May 1, 2013 - May 31, 2016	37,427	$14.00	$523,978.00	$43,664.83

The above Basic Rent assumes that the Suite 350 Commencement Date is May 1, 2010 and is subject to adjustment based only upon the rentable square footage of the Premises in the event the Suite 350 Commencement Date occurs on a date other than May 1, 2010. However, the Basic Rent per rentable square foot will not adjust in the event the Suite 350 Commencement Date occurs on a date other than May 1, 2010. The above Basic Rent is also subject to adjustment pursuant to Section 1.1 below

Renewal Term: Market rent determined in accordance with Section 1.2.5

5.	Improvement Allowance: $74,854.00

6.	Property Manager Address:

Prior to the Change in Terms Date:

McData Services Corporation

6000 Nathan Lane

Plymouth, Minnesota 55442

Attention: Chris Pyne Facilities

Telephone: (763) 268-6132

Facsimile: (763) 268-6824

With a copy to:	Partners National Real Estate Group, Inc.

10000 North Central Expressway, Suite 1001

Dallas, Texas 75231

Attention: Craig Jones, President

Telephone: (214) 365-2001

Facsimile: (214) 912-3956

On and After the Change in Terms Date:

Opus Northwest Management, L.L.C.

10350 Bren Road West

Minnetonka, Minnesota 55343

Attention: Michael E. Dywer

Telephone: (952) 656-4550

Facsimile: (952) 352-8550

7.	Address of Landlord for Notices:

Opus Real Estate Minnesota II, L.L.C.

10350 Bren Road West

Minnetonka, Minnesota 55343

Attention: Asset Manager

Telephone: (952) 656-4444

Facsimile: (952) 656-4750

With a copy to:	Opus Corporation

10350 Bren Road West

Minnetonka, Minnesota 55343

Attention: Legal Department

Telephone: (612) 656-4444

Facsimile: (612) 656-4755

With a copy to:	Opus Northwest Management, L.L.C. at the address described in Section 6 of the Basic Terms.

8.	Address of Tenant for Notices:

HSM Electronic Protection Services, Inc.

2441 Warrenville Road, Suite 600

Lisle, Illinois 60532

Attention: Tim Evoy

                Director of Service Operations

Telephone: (630) 245-7117

Facsimile: (630) 245-7130

With a copy to:	HSM Electronic Protection Services, Inc.

630 Maplewood Drive, Suite 200

Juniper, Florida 33428

Attention: Dennis M. Stern

                Executive Vice President

Telephone: (561) 415-0126

Facsimile: (561) 415-0140

9. Rent Payment Address:	Opus Northwest Management, L.L.C.

1160 Paysphere Circle

Chicago, Illinois 60674

10. Broker(s):	CB Richard Ellis (See Section 18.11)

11. Initial Security Deposit:	$250,000.00 (See Section 17.2)

12. Guarantor(s):	None

ARTICLE 1

LEASE OF PREMISES AND LEASE TERM

1.1 Premises. In consideration of the mutual covenants this Lease describes and other good and valuable consideration, Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, upon and subject to the terms, covenants and conditions set forth in this Lease. The rentable area of the Premises is the rentable area specified in the Basic Terms. The increase in the size of the Premises as of the Suite 350 Commencement Date is the result of the addition of the Suite 350 Data Center to the Premises as of the Suite 350 Commencement Date. Notwithstanding the foregoing, on or before the Suite 350 Commencement Date, Landlord will cause its architect to conduct the Remeasurement. Landlord and Tenant agree that the Remeasurement will conclusively establish the rentable square footage of the Premises and the Building for determining Rent and for all other purposes under this Lease on and after the Suite 350 Commencement Date; provided however, notwithstanding the Remeasurement, the usable square footage of the Premises will not change and the R/U Factor will not exceed fifteen percent (15%). Landlord and Tenant will not make any retroactive adjustments to Rent for the period prior to the Remeasurement on account of any difference between the rentable square footage of the Premises specified in the Basic Terms and the rentable square footage of the Premises as may be determined pursuant to the Remeasurement.

1.2 Term, Delivery and Commencement.

1.2.1 Commencement and Expiration of Term. The Term of this Lease is the period stated in the Basic Terms. The Term commences on the Commencement Date and expires on the last day of the last calendar month of the Term.

1.2.2 Tender of Possession. Landlord will use commercially reasonable efforts to tender possession of the Premises (excluding the Suite 350 Data Center) to Tenant on or before the Commencement Date, subject to Force Majeure and Tenant Delay. If Landlord is unable to tender possession of the Premises (excluding the Suite 350 Data Center) to Tenant on or before the Commencement Date for any reason beyond its reasonable control, this Lease remains in full force and effect and Landlord is not liable to Tenant for any resulting loss or damage: provided, however, that unless the delay is caused by Tenant Delay, Landlord will appropriately adjust the Commencement Date. Landlord will use commercially reasonable efforts to tender possession of the Suite 350 Data Center to Tenant on or before the Suite 350 Commencement Date, subject to Force Majeure and Tenant Delay. If Landlord is unable to tender possession of the Suite 350 Data Center to Tenant on or before June 1, 2010, and the delay in tendering possession is not caused by Force Majeure or Tenant Delay, the Suite 350 Commencement Date will be adjusted to the date that Landlord actually tenders possession of the Suite 350 Data Center to Tenant. In addition, provided the delay in tendering possession of the Suite 350 Data Center is not caused by Force Majeure or Tenant Delay, beginning on the adjusted Suite 350

Commencement Date, Landlord will credit to Tenant one day of Basic Rent allocable to the Suite 350 Data Center for each day of delay in tendering possession of the Suite 350 Data Center after June 1, 2010 through July 1, 2010 and two days of Basic Rent allocable to the Suite 350 Data Center for each day of delay in tendering possession of the Suite 350 Data Center after July 1, 2010. Tenant will accept possession of the Premises (excluding the Suite 350 Data Center) on the Commencement Date and the Suite 350 Data Center on the Suite 350 Commencement Date in an “as-is and where-is” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements; subject only to Landlord’s obligation to repair or replace latent structural defects within the Premises for a period of one (1) year from the Commencement Date as to the Premises (excluding the Suite 350 Data Center), and for a period of one (1) year from the Suite 350 Commencement Date as to the Suite 350 Data Center, if Tenant notifies Landlord of the defective item within such one (1) year period. Landlord has no obligation to repair or replace any item after such one (1) year period expires. THE OBLIGATION TO REPAIR OR REPLACE LATENT STRUCTURAL DEFECTS WITHIN THE PREMISES PURSUANT TO THIS SECTION 1.2.2 PROVIDES THE SOLE AND EXCLUSIVE RIGHT AND REMEDY OF TENANT FOR INCOMPLETE OR DEFECTIVE WORKMANSHIP OR MATERIALS OR OTHER DEFECTS IN THE PREMISES IN LIEU OF ANY CONTRACT, WARRANTY OR OTHER RIGHTS, WHETHER EXPRESS OR IMPLIED, THAT MIGHT OTHERWISE BE AVAILABLE UNDER APPLICABLE LAW. ALL OTHER WARRANTIES ARE EXPRESSLY DISCLAIMED.

1.2.3 Commencement Date Memorandum. Within a reasonable time after the Suite 350 Commencement Date, Landlord will deliver to Tenant the Commencement Date Memorandum with all blanks relating to dates completed with dates Landlord derives in accordance with this Lease. Tenant, within ten (10) days after receipt from Landlord, will execute and deliver to Landlord either (a) the Commencement Date Memorandum, or (b) a written notice of any corrections or modifications to the Commencement Date Memorandum that Tenant deems required to make the Commencement Date Memorandum correctly show the dates derived in accordance with this Lease. Tenant’s failure to execute and deliver to Landlord the Commencement Date Memorandum or the written notice does not affect any obligation of Tenant under this Lease. If Tenant does not timely execute and deliver to Landlord the Commencement Date Memorandum or the written notice, Landlord and any prospective purchaser or encumbrancer may conclusively rely on the information contained in the unexecuted Commencement Date Memorandum Landlord delivered to Tenant. If Tenant timely executes and delivers the written notice, Landlord and Tenant will work together in good faith to prepare, execute and deliver a Commencement Date Memorandum that correctly show the dates derived in accordance with this Lease.

1.2.4 [Intentionally Deleted].

1.2.5 Extension of Term. Provided that no Event of Default exists at the time of exercise, Tenant may extend the Term of this Lease for up to two consecutive periods of five years each. Tenant must exercise each such right of extension by delivering written notice of Tenant’s exercise at least ten (10), but not more than twelve

(12), months prior to the expiration of the Term (as may have been extended). Each extension of the Term will be on the same terms, covenants and conditions as in this Lease, other than Basic Rent. Basic Rent for the extension period will be the Fair Market Basic Rent for the extension period. Landlord will reasonably determine such Fair Market Basic Rent and deliver Landlord’s determination to Tenant within fifteen (15) days of its receipt of Tenant’s exercise notice. Within fifteen (15) days of delivery of Landlord’s determination, Tenant will deliver written notice to Landlord either (a) accepting Landlord’s determination, (b) rescinding its election to extend the term, or (c) notifying Landlord that it does not accept Landlord’s determination but that it wants to negotiate the Fair Market Basic Rent in good faith for a period of thirty (30) days. In the event Tenant elects option (c) above, Landlord and Tenant will attempt in good faith to agree upon the Fair Market Basic Rent. In the event Landlord and Tenant fail to agree on the Fair Market Basic Rent within thirty (30) days from the date of delivery of Tenant’s notice, Tenant’s election to extend the Term for the extension period at issue and each subsequent extension period will be deemed terminated and of no further force or effect. These extension rights are personal to Tenant and may not be assigned or transferred in any manner except in connection with an approved Transfer under Article 13.

1.3 Effect of Occupancy. Tenant’s occupancy of the Premises conclusively establishes that Landlord completed the Landlord’s Improvements and that the Premises are in the condition required by this Lease and in a manner satisfactory to Tenant.

ARTICLE 2

RENTAL AND OTHER PAYMENTS

2.1 Basic Rent. Tenant will pay Basic Rent in monthly installments to Landlord, in advance, without offset or deduction, commencing on the Commencement Date and continuing on the first day of each and every calendar month after the Commencement Date during the Term. Tenant will make all Basic Rent payments at the address specified in the Basic Terms or at such other place or in such other manner as Landlord may from time to time designate in writing. Tenant will make all Basic Rent payments without Landlord’s previous demand, invoice or notice for payment. Landlord and Tenant will prorate, on a per diem basis, Basic Rent for any partial month within the Term.

2.2 Additional Rent. Article 3 of this Lease requires Tenant to pay certain Additional Rent pursuant to estimates Landlord delivers to Tenant. Tenant will make all payments of estimated Additional Rent in accordance with Sections 3.3 and 3.4 without deduction or offset and without Landlord’s previous demand, invoice or notice for payment. Tenant will pay all other Additional Rent described in this Lease that is not estimated under Sections 3.3 and 3.4 within thirty (30) days after receiving Landlord’s invoice for such Additional Rent. Tenant will make all Additional Rent payments to the same location and, except as described in the previous sentence, in the same manner as Tenant’s Basic Rent payments.

2.3 Delinquent Rental Payments. If Tenant does not pay any installment of Basic Rent or any Additional Rent within five (5) Business Days after the date the payment is due, Tenant will pay Landlord an additional amount equal to the greater of (a) interest on the delinquent payment calculated at the Maximum Rate from the date when the payment is due through the date the payment is made, or (b) a late payment charge equal to four percent (4%) of the amount of the delinquent payment. Landlord’s right to such compensation for the delinquency is in addition to all of Landlord’s rights and remedies under this Lease, at law or in equity.

2.4 Independent Obligations. Notwithstanding any contrary term or provision of this Lease, Tenant’s covenant and obligation to pay Rent is independent from any of Landlord’s covenants, obligations, warranties or representations in this Lease. Tenant will pay Rent without any right of offset or deduction, except as noted in Section 7.3.

ARTICLE 3

PROPERTY TAXES AND OPERATING EXPENSES

3.1 Payment of Expenses. Tenant will pay, as Additional Rent and in the manner this Article 3 describes, Tenant’s Share of Expenses due and payable during any calendar year of the Term. Landlord will prorate Tenant’s Share of Expenses due and payable during the calendar year in which the Lease commences or terminates as of the Commencement Date or termination date, as applicable, on a per diem basis based on the number of days of the Term within such calendar year.

3.2 Estimation of Tenant’s Share of Expenses. Landlord will deliver to Tenant a written estimate of the following for each calendar year of the Term: (a) Property Taxes, (b) Operating Expenses, (c) Expenses, (d) Tenant’s Share of Expenses Percentage and (e) the annual and monthly Additional Rent attributable to Tenant’s Share of Expenses.

3.3 Payment of Estimated Tenant’s Share of Expenses. Tenant will pay the amount Landlord estimates as Tenant’s Share of Expenses under Section 3.2 for each calendar year of the Term in equal monthly installments, in advance, on the first day of each month during such calendar year. If Landlord has not delivered the estimates to Tenant by the first day of January of the applicable calendar year, Tenant will continue paying Tenant’s Share of Expenses based on Landlord’s estimates for the previous calendar year. When Tenant receives Landlord’s estimates for the current calendar year, Tenant will pay the estimated amount (less amounts Tenant paid to Landlord in accordance with the immediately preceding sentence) in equal monthly installments over the balance of such calendar year, with the number of installments being equal to the number of full calendar months remaining in such calendar year.

3.4 Re-Estimation of Expenses. Landlord may re-estimate Expenses from time to time during the Term. In such event, Landlord will re-estimate the monthly Additional Rent attributable to Tenant’s Share of Expenses to an amount sufficient for Tenant to pay the re-estimated monthly amount over the balance of the calendar year.

Landlord will notify Tenant of the re-estimate and Tenant will pay the re-estimated amount in the manner provided in the last sentence of Section 3.3.

3.5 Confirmation of Tenant’s Share of Expenses. After the end of each calendar year within the Term, Landlord will determine the actual amount of Expenses and Tenant’s Share of Expenses for the expired calendar year and deliver to Tenant a written statement of such amounts. If Tenant paid less than the actual amount of Tenant’s Share of Expenses specified in the statement, Tenant will pay the difference to Landlord as Additional Rent in the manner Section 2.2 describes. If Tenant paid more than the actual amount of Tenant’s Share of Expenses specified in the statement, Landlord, at Landlord’s option, will either (a) refund the excess amount to Tenant, or (b) credit the excess amount against Tenant’s next due monthly installment or installments of estimated Additional Rent. If Landlord is delayed in delivering such statement to Tenant, such delay does not constitute Landlord’s waiver of Landlord’s rights under this section.

3.6 Tenant’s Inspection and Audit Rights. If Tenant is not in default in the performance of any of its obligations under this Lease, Tenant disputes Landlord’s determination of the actual amount of Expenses or Tenant’s Share of Expenses for any calendar year and Tenant delivers to Landlord written notice of the dispute within sixty (60) days after Landlord’s delivery of the statement of such amount under Section 3.5, then Tenant (but not any subtenant or assignee), at its sole cost and expense, upon prior written notice and during regular business hours at a time and place reasonably acceptable to Landlord (which may be the location where Landlord or Property Manager maintains the applicable records), may cause a certified public accountant reasonably acceptable to Landlord to audit Landlord’s records relating to the disputed amounts. Tenant’s objection to Landlord’s determination of Expenses or Tenant’s Share of Expenses is deemed withdrawn unless Tenant completes and delivers the audit to Landlord within (sixty) 60 days after the date Tenant delivers its dispute notice to Landlord under this section. If the audit shows that the amount Landlord charged Tenant for Tenant’s Share of Expenses was greater than the amount this Article 3 obligates Tenant to pay, then, unless Landlord reasonably contests the audit, Landlord will refund the excess amount to Tenant, together with interest on the excess amount at the Maximum Rate (computed from the date Tenant delivers its dispute notice to Landlord) within ten (10) days after Landlord receives a copy of the audit report. If the audit shows that the amount Landlord charged Tenant for Tenant’s Share of Expenses was less than the amount this Article 3 obligates Tenant to pay, Tenant will pay to Landlord, as Additional Rent, the difference between the amount Tenant paid and the amount determined in the audit. Pending resolution of any audit under this section, Tenant will continue to pay to Landlord the estimated amounts of Tenant’s Share of Expenses in accordance with Sections 3.3 and 3.4. Tenant must keep all information it obtains in any audit strictly confidential and may only use such information for the limited purpose this section describes and for Tenant’s own account. If Tenant elects to audit such costs and expenses as provided above and Landlord’s statement is found to be in error by more than five percent (5%), then Landlord will pay Tenant’s reasonable third party out-of-pocket costs for the audit, not to exceed $1,500.00.

3.7 [Intentionally Deleted].

3.8 Personal Property Taxes. Tenant, prior to delinquency, will pay all taxes charged against Tenant’s trade fixtures and other personal property. Tenant will use all reasonable efforts to have such trade fixtures and other personal property taxed separately from the Property. If any of Tenant’s trade fixtures and other personal property are taxed with the Property, Tenant will pay the taxes attributable to Tenant’s trade fixtures and other personal property to Landlord as Additional Rent.

3.9 Landlord’s Right to Contest Property Taxes. Landlord is not obligated to but may contest the amount or validity, in whole or in part, of any Property Taxes. Landlord’s contest will be at Landlord’s sole cost and expense, except that if Property Taxes are reduced (or if a proposed increase is avoided or reduced) because of Landlord’s contest, Landlord may include in its computation of Property Taxes the costs and expenses Landlord incurred in connection with the contest, including, but not limited to, reasonable attorney’s fees, up to the amount of any Property Tax reduction Landlord realized from the contest or any Property Tax increase avoided or reduced in connection with the contest, as the case may be. Tenant may not contest Property Taxes.

3.10 Adjustment for Variable Operating Expenses. Notwithstanding any contrary language in this Article 3, if ninety-five percent (95%) or more of the rentable area of the Building is not occupied at all times during any calendar year pursuant to leases under which the terms have commenced for such calendar year, Landlord will reasonably and equitably adjust its computation of Operating Expenses for that calendar year to obligate Tenant to pay all components of Operating Expenses that vary based on occupancy in an amount equal to the amount Tenant would have paid for such components of Operating Expenses had ninety-five (95%) of the rentable area of the Building been occupied at all times during such calendar year pursuant to leases under which the terms have commenced for such calendar year. Landlord will also equitably adjust Operating Expenses to account for any Operating Expense any tenant of the Building pays directly to a service provider.

3.11 Fixed Expense Payment. Notwithstanding anything to the contrary set forth in this Section 3 or elsewhere in the Lease, during the Fixed Expense Term, Tenant will pay the Fixed Expense Payment and the Non-Business Hours Payment as Additional Rent and in lieu of the payment of Tenant’s Share of Expenses and all other expenses relating to the maintenance, repair, operation, Taxes and insurance of the Premises and the Property. It is the intention of the parties hereto that during the Fixed Expense Term, payment of the Fixed Expense Payment and the Non-Business Hours Payment will constitute Tenant’s sole obligation to pay or contribute toward (a) Operating Expenses and Taxes, (b) utility charges, (c) maintenance, repair and replacement expenses, (d) payments and charges under covenants, conditions and restrictions now or hereafter of record, (e) expenses relating to compliance with Laws, and (f) all other costs, fees, charges, expenses, reimbursements and obligations of every kind and nature whatsoever relating to the Premises and the Property which may arise or become due during the Fixed Expense Term. Provided however, the Fixed

Expense Payment and the Non-Business Hours Payment will not be deemed (i) to include payment of Tenant’s obligations under Sections 5.4, 6.1.2 (as to excess electrical energy use only), 7.2.2, 8.2, 10.1, 10.5, 17.9 or 17.10, (ii) to be applicable to any indemnity obligations of Tenant under this Lease, (iii) to include Tenant’s telephone and telecommunications utility charges, or (iv) to include any obligations or payments required in connection with the business Tenant conducts in the Premises. During the Fixed Expense Term, Landlord will perform the obligations of Tenant under Section 7.2.1 to operate, repair, replace, maintain and manage the Premises.

ARTICLE 4

USE

4.1 Permitted Use. Tenant will not use the Premises for any purpose other than general office purposes and the installation and operation of a central station and monitoring center for a home and business security company. Tenant will not use the Property or knowingly permit the Premises to be used in violation of any Laws or in any manner that would (a) violate any certificate of occupancy affecting the Property; (b) make void or voidable any insurance now or after the Effective Date in force with respect to the Property; (c) cause injury or damage to the Property or to the person or property of any other tenant on the Property; (d) cause substantial diminution in the value or usefulness of all or any part of the Property (reasonable wear and tear excepted); or (e) constitute a public or private nuisance or waste. Tenant will obtain and maintain, at Tenant’s sole cost and expense, all permits and approvals required under the Laws for Tenant’s use of the Premises.

4.2 Acceptance of Premises. Tenant acknowledges that neither Landlord nor any agent, contractor or employee of Landlord has made any representation or warranty of any kind with respect to the Premises, the Building or the Property, specifically including, but not limited to, any representation or warranty of suitability or fitness of the Premises, Building or the Property for any particular purpose. Tenant accepts the Premises, the Building and the Property in an “AS IS - WHERE IS” condition.

4.3 Increased Insurance. Tenant will not do on the Property or permit to be done on the Premises anything that will (a) increase the premium of any insurance policy Landlord carries covering the Premises or the Property; (b) cause a cancellation of or be in conflict with any such insurance policy; (c) result in any insurance company’s refusal to issue or continue any such insurance in amounts satisfactory to Landlord; or (d) subject Landlord to any liability or responsibility for injury to any person or property by reason of Tenant’s operations in the Premises or use of the Property. To the best of Landlord’s knowledge, the permitted use specified in Section 4.1 will not cause the events described at (a)-(c) above to occur. Tenant, at Tenant’s sole cost and expense, will comply with all rules, orders, regulations and requirements of insurers and of the American Insurance Association or any other organization performing a similar function. Tenant will reimburse Landlord, as Additional Rent, for any additional premium charges for such policy or policies resulting from Tenant’s failure to comply with the provisions of this section.

4.4 Laws/Building Rules. This Lease is subject and subordinate to all Laws. A copy of the current Building Rules is attached to this Lease as EXHIBIT “E”. Landlord may amend the Building Rules from time to time in Landlord’s sole and absolute discretion. The Building Rules will be equally applied and enforced against all tenants of the Property, and will not prohibit Tenant’s right to use the Premises as specified in Section 4.1 on a 24 hour a day, 7 day a week and 365 day a year basis.

4.5 Common Area. Landlord grants Tenant the non-exclusive right, together with all other occupants of the Building and their agents, employees and invitees, to use the Common Area during the Term, subject to all Laws. Landlord, at Landlord’s sole and exclusive discretion, may make changes to the Common Area. Landlord’s rights regarding the Common Area include, but are not limited to, the right to (a) restrain unauthorized persons from using the Common Area; (b) place permanent or temporary kiosks, displays, carts or stands in the Common Area and lease the same to tenants; (c) temporarily close any portion of the Common Area (i) for repairs, improvements or Alterations, (ii) to discourage unauthorized use, (iii) to prevent dedication or prescriptive rights, or (iv) for any other reason Landlord deems sufficient in Landlord’s judgment; (d) change the shape and size of the Common Area; (e) add, eliminate or change the location of any improvements located in the Common Area and construct buildings or other structures in the Common Area; and (f) impose and revise Building Rules concerning use of the Common Area, including, but not limited to, any parking facilities comprising a portion of the Common Area. Landlord will use commercially reasonable efforts to exercise such rights in a manner that does not unreasonably interfere with Tenant’s access to and use of the Premises and the Special Building Amenities.

4.6 Signs. Landlord will provide to Tenant (a) one building standard tenant identification sign adjacent to the entry door of the Premises and (b) one standard building directory listing. Further, Landlord, at Tenant’s sole cost and expense, will display Tenant’s name on the lower half of the bottom half of the existing monument sign serving the Building, which display will be relocated to the top half of the bottom half of said monument sign in the event the occupant whose name is displayed thereon as of the Effective Date permanently ceases to have the right to occupy space in the Building. In addition, Tenant will have the right, at Tenant’s sole cost and expense, to install a sign with Tenant’s name on the northwest exterior wall of the Building in the location identified on EXHIBIT “K” (the “Building Sign”), subject to (a) Tenant’s receipt of all necessary permits and approvals relating thereto, (b) the sign plans regarding graphics, size, color, style, material and method of attachment approved by Landlord as of the Effective Date, and (c) compliance with all Laws. Landlord will maintain the building standard tenant identification sign and the standard building directory sign in good condition and repair during the Term at Tenant’s sole cost and expense. Tenant will maintain the Building Sign in good condition and repair during the Term at Tenant’s sole cost and expense. Tenant will not install or permit to be installed in the Premises any other sign, decoration or advertising material of any kind that is visible from the exterior of the Premises. Landlord may immediately remove, at Tenant’s sole cost and expense, any sign, decoration or advertising material that violates this section.

4.7 Vending Machines. Notwithstanding anything in the Building Rules to the contrary, Tenant will be permitted to install food and beverage vending machines in the Premises.

ARTICLE 5

HAZARDOUS MATERIALS

5.1 Compliance with Hazardous Materials Laws. Tenant will not cause any Hazardous Material to be brought upon, kept or used on the Property in a manner or for a purpose prohibited by or that could result in liability under any Hazardous Materials Law. Tenant, at its sole cost and expense, will comply with all Hazardous Materials Laws and prudent industry practice relating to the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under or about the Property required for Tenant’s use of the Premises and will notify Landlord of any and all Hazardous Materials Tenant brings upon, keeps or uses on the Property (other than small quantities of office cleaning or other office supplies as are customarily used by a tenant in the ordinary course in a general office facility). On or before the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, will completely remove from the Property (regardless whether any Hazardous Materials Law requires removal), in compliance with all Hazardous Materials Laws, all Hazardous Materials Tenant causes to be present in, on, under or about the Property. Tenant will not take any remedial action in response to the presence of any Hazardous Materials in on, under or about the Property, nor enter into any settlement agreement, consent decree or other compromise with respect to any Claims relating to or in any way connected with Hazardous Materials in, on, under or about the Property, without first notifying Landlord of Tenant’s intention to do so and affording Landlord reasonable opportunity to investigate, appear, intervene and otherwise assert and protect Landlord’s interest in the Property.

5.2 Notice of Actions. Tenant will notify Landlord of any of the following actions affecting Landlord, Tenant or the Property that result from or in any way relate to Tenant’s use of the Property immediately after receiving notice of the same: (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened under any Hazardous Materials Law; (b) any Claim made or threatened by any person relating to damage, contribution, liability, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Material; and (c) any reports made by any person, including Tenant, to any environmental agency relating to any Hazardous Material, including any complaints, notices, warnings or asserted violations. Tenant will also deliver to Landlord, as promptly as possible and in any event within five Business Days after Tenant first receives or sends the same, copies of all Claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises or Tenant’s use of the Premises. Upon Landlord’s written request, Tenant will promptly deliver to Landlord documentation acceptable to Landlord reflecting the legal and proper disposal of all Hazardous Materials removed or to be removed from the Premises. All such documentation will list Tenant or its agent as a responsible party and will not attribute responsibility for any such Hazardous Materials to Landlord or Property Manager.

5.3 Disclosure and Warning Obligations. Tenant acknowledges and agrees that all reporting and warning obligations required under Hazardous Materials Laws resulting from or in any way relating to Tenant’s use of the Premises or Property are Tenant’s sole responsibility, regardless whether the Hazardous Materials Laws permit or require Landlord to report or warn.

5.4 Indemnification. Tenant will release, indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against any and all Claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Property (including water tables and atmosphere) resulting from or in any way related to Tenant’s use of the Premises or Property. Tenant’s obligations under this section include, without limitation and whether foreseeable or unforeseeable, (a) the reasonable costs of any required or necessary repair, clean-up, detoxification or decontamination of the Property; (b) the reasonable costs of implementing any closure, remediation or other required action in connection therewith as stated above; (c) the value of any loss of use and any diminution in value of the Property; and (d) consultants’ fees, experts’ fees and reasonable response costs. The obligations of Tenant under this section survive the expiration or earlier termination of this Lease.

5.5 Environmental Reports. Landlord has delivered to Tenant copies of the Environmental Reports for Tenant’s review. Landlord has not received written notice of the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials on the Property since the date of the last of the Environmental Reports.

ARTICLE 6

SERVICES

6.1 Landlord’s Obligations. Landlord will provide the following services, the costs of which are Operating Expenses:

6.1.1 Janitorial Service.

6.1.1.1 Prior to the Change in Terms Date. Janitorial service in the Premises, five (5) times per week, including cleaning, trash removal, necessary dusting and vacuuming, maintaining towels, tissue and other restroom supplies and such other work specified in the McData Janitorial Specifications. Landlord will also provide semi-annual interior and exterior window washing and cleaning and waxing of uncarpeted floors in accordance with the McData Janitorial Specifications.

6.1.1.2 On and after the Change in Terms Date. Janitorial service in the Premises, seven (7) times per week and on holidays, including cleaning, trash removal, necessary dusting and vacuuming, maintaining towels, tissue and other restroom supplies and such other work specified in the Opus Janitorial Specifications. Landlord will also provide semi-annual interior and exterior window washing and cleaning and waxing of uncarpeted floors in accordance with the Opus Janitorial Specifications. Tenant will reimburse Landlord for the costs and expenses actually incurred and reasonably determined by Landlord to provide janitorial services to the Premises on weekends and holidays. Such reimbursement obligation will be Additional Rent.

6.1.2 Electrical Energy. Electrical energy to the Premises for lighting and for operating office machines for general office use. Electrical energy delivered to that portion of the Premises other than the Suite 350 Data Center is limited to two (2) 112.5 KVA transformers providing a total of 225,000 watts of 120/208 volt power and two (2) 200 amp 277/480 volt lighting panels. In addition, Tenant may install as part of the Tenant’s Improvements in accordance with the Work Letter attached as Exhibit “G”, a 250 amp service from the main electrical switch gear located in the main electrical room of the Building to the computer room located in that portion of the Premises other than the Suite 350 Data Center. Tenant will not use any equipment requiring electrical energy in excess of the above standards without receiving Landlord’s prior written consent, which consent Landlord will not unreasonably withhold but may condition on Tenant paying all costs of installing and maintaining the equipment and facilities necessary to furnish such excess energy and an amount equal to the average cost per unit of electricity for the Building applied to the excess use as reasonably determined either by an engineer selected by Landlord or by sub-meter installed at Tenant’s expense. In addition, Landlord will provide electrical energy to the Common Area for lighting and other uses customarily required in connection with the operation of common area in multi-tenant office complexes similar in construction, location, use and occupancy to the Building. Landlord will replace all light bulbs, tubes, ballasts and starters within the Premises at Tenant’s sole cost and expense in accordance with standards specified on EXHIBIT “P”, unless the costs of such replacement are included in Operating Expenses. If such costs are not included in Operating Expenses, Tenant will pay such costs as Additional Rent.

6.1.3 Heating, Ventilation and Air Conditioning. HVAC will be provided to the Premises sufficient to maintain temperatures in the Premises that are in Landlord’s reasonable judgment consistent with multi-tenant office complexes similar in construction, location, use and occupancy to the Building. Landlord will provide air conditioning to the Premises based on standard lighting and general office use only. All HVAC will be provided on a 24 hour a day, 7 day a week and 365 day a year basis in that portion of the Suite 300 Space depicted on EXHIBIT “Q”. Beginning on and continuing after the Change in Terms Date, Tenant will reimburse Landlord for the cost and expenses actually incurred and reasonably determined by Landlord to provide HVAC services to the Premises during non-Business Hours on an hourly basis. Such costs and expenses will include the cost of additional electricity, gas, engineering services (including programming), maintenance and repair caused by the non-Business Hours use. Tenant’s reimbursement obligation will be Additional Rent after receipt of Landlord’s invoice for such costs and expenses (with supporting documentation attached).

6.1.4 Water. Hot and cold water from standard building outlets for lavatory, restroom and drinking purposes on a 24 hour a day, 7 day a week and 365 day a year basis.

6.1.5 Elevator Service. Elevator service to be used by Tenant in common with other tenants. Landlord may restrict Tenant’s use of elevators for freight purposes to the freight elevator. Elevator service by one (1) passenger elevator and one (1) freight elevator will be provided on a 24 hour a day, 7 day a week and 365 day a year basis and on a security badge only basis. Landlord will issue security badges to all employees of Tenant upon request at no charge.

6.2 Tenant’s Obligations. Tenant is solely responsible for paying directly to the applicable utility companies, prior to delinquency, all separately metered or separately charged utilities, if any, to the Premises or to Tenant. Such separately metered or charged amounts are not Operating Expenses. Except as provided in Sections 6.1 and 17.1, Tenant will also obtain and pay for all other utilities and services Tenant requires with respect to the Premises (including, but not limited to, hook-up and connection charges).

6.3 Other Provisions Relating to Services. Except as expressly provided in Section 7.3, no interruption in, or temporary stoppage of, any of the services this Article 6 describes is to be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, nor does any interruption or stoppage relieve Tenant from any obligation this Lease describes, render Landlord liable for damages or entitle Tenant to any Rent abatement. Landlord is not required to provide any heat, air conditioning, electricity or other service in excess of that permitted by voluntary or involuntary governmental guidelines or other Laws. Landlord has the exclusive right and discretion to select the provider of any utility or service to the Property and to determine whether the Premises or any other portion of the Property may or will be separately metered or separately supplied. Landlord reserves the right, from time to time, to make reasonable and non-discriminatory modifications to the above standards for utilities and services to the extent required by the Laws.

6.3.1 Failure of Electrical Power Prior to the Change in Terms Date. Notwithstanding anything in Section 6.3 to the contrary, if there is an interruption in electrical power that (a) is specific to the Building and/or Property (as opposed to an interruption or curtailment in electrical power which extends beyond the Building or Property), (b) is caused by the failure of the Property Manager to perform as required by Section 6.1.2., (c) causes the central station and monitoring center to be untenantable, (d) is not caused by an event of Force Majeure, damage or destruction pursuant to Article 11, or eminent domain pursuant to Article 12, (e) is not caused by an act or failure to act of Tenant, specifically including but not limited to an Event of Default, (f) is not caused by a failure of the Generator to function, and (g) lasts for more than twenty-four (24) consecutive hours, then Tenant will be entitled to deliver Landlord a notice stating that if Landlord does not commence to cure the untenantability caused by the interruption within two (2) Business Days from the date of delivery of the notice and complete the cure within twelve (12) Business Days from the date of delivery of the notice, Tenant will be entitled to an abatement of Basic Rent as provided in this section. If Tenant properly delivers such an abatement notice to Landlord, and Landlord does not commence to cure the untenantability caused by the interruption within two (2) Business Days from the date of delivery of the notice and complete the cure within twelve (12) Business Days from the date of delivery of the notice, then Tenant will be entitled to an abatement of Basic Rent (in proportion to the portion of the central station and monitoring center rendered untenantable by the interruption in electrical power) after such twelfth (12th) Business Day until such electric power is restored.

6.3.2 Failure of Electrical Power On and After the Change in Terms Date. Notwithstanding anything in Section 6.3 to the contrary, if there is an interruption in electrical power that (a) is specific to the Building and/or Property (as opposed to an interruption or curtailment in electrical power which extends beyond the Building or Property), (b) causes the central station and monitoring center to be untenantable, (c) is not caused by an event of Force Majeure, damage or destruction pursuant to Article 11, or eminent domain pursuant to Article 12, (d) is not caused by an act or failure to act of Tenant, specifically including but not limited to an Event of Default, (e) is not caused by a failure of the Generator to function, and (f) lasts for more than twenty-four (24) consecutive hours, then Tenant will be entitled to deliver Landlord a notice stating that if Landlord does not cure the untenantability caused by the interruption within seven (7) Business Days from the date of delivery of the notice, Tenant will be entitled to an abatement of Basic Rent as provided in this section. If Tenant properly delivers such an abatement notice to Landlord, and Landlord does not cure the untenantability caused by the interruption within seven (7) Business Days from the date of delivery of the notice, then Tenant will be entitled to an abatement of Basic Rent (in proportion to the portion of the central station and monitoring center rendered untenantable by the interruption in electrical power) after such seventh (7th) Business Day until such electric power is restored.

6.4 Tenant Devices. Tenant will not, without Landlord’s prior written consent, use any apparatus or device in or about the Premises that causes substantial noise, odor or vibration. Tenant will not connect any apparatus or device to electrical current or water except through the electrical and water outlets Landlord installs in the Premises.

6.5 Sub-Metering. On or before the Change in Terms Date Landlord will cause the Premises to be sub-metered for electricity and water usage. Landlord will be responsible for payment of the cost and expense of installation of the sub-meter up to a maximum amount of Fifteen Thousand and No/100 Dollars ($15,000.00). Tenant will be responsible for payment of the cost and expense of installation of the sub-meter in excess of Fifteen Thousand and No/100 Dollars ($15,000.00) as Additional Rent. On and after the Change in Terms Date, Tenant will reimburse Landlord for the expenses actually incurred by Landlord for all electricity and water consumption in the Premises during non-Business Hours based upon the sub-meter readings without an upcharge or surcharge. Such reimbursement obligation will be Additional Rent.

ARTICLE 7

MAINTENANCE AND REPAIR

7.1 Landlord’s Obligations. Except as otherwise provided in this Lease, Landlord will repair and maintain the following in good order, condition and repair: (a) the foundations, exterior walls and roof of the Building; and (b) the electrical, mechanical, plumbing, heating and air conditioning systems, facilities and components located in the Building and used in common by all tenants of the Building. Landlord will also maintain and repair Common Area (subject to all other terms and conditions of this Lease relating to Common Area) and the windows, doors, plate glass and the exterior surfaces of walls that are adjacent to Common Area. Landlord’s repair and maintenance costs under this Section 7.1 will be reimbursed by Tenant in accordance with Article 3. Neither Basic Rent nor Additional Rent will be reduced, nor will Landlord be liable, for loss or injury to or interference with Tenant’s property, profits or business arising from or in connection with Landlord’s performance of its obligations under this section.

7.2 Tenant’s Obligations.

7.2.1 Maintenance of Premises. Except as otherwise specifically provided in this Lease (specifically including but not limited to Section 3.11), Landlord is not required to furnish any services or facilities, or to make any repairs or Alterations, in, about or to the Premises or the Property. Except as specifically described in Sections 3.11 and 7.1, and except for the gross negligence or willful misconduct of Landlord, Tenant assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises. Except as specifically described in Sections 3.11 and 7.1, and except for the gross negligence or willful misconduct of Landlord, Tenant, at Tenant’s sole cost and expense, will keep and maintain the Premises (including, but not limited to, all non-structural interior portions, systems and equipment; interior surfaces of exterior walls; interior moldings, partitions and ceilings; and interior electrical, lighting and plumbing fixtures) in good order, condition and repair, reasonable wear and tear and damage from insured casualties excepted. Tenant will keep the Premises in a neat and sanitary condition and will not commit any nuisance or waste in, on or about the Premises or the Property. If Tenant damages or injures the Common Area or any part of the Property other than the Premises, Landlord will repair the damage and Tenant will pay Landlord for all uninsured costs and expenses of Landlord in connection with the repair as Additional Rent. Tenant is solely responsible for and, to the fullest extent allowable under the Laws, will release, indemnify, protect and defend Landlord against (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from, the cost of repairing, and any Claims resulting from, any penetrations or perforations of the roof or exterior walls of the Building Tenant causes. Tenant will maintain the Premises in a first-class and fully operative condition. Tenant’s repairs will be at least equal in quality and workmanship to the original work and Tenant will make the repairs in accordance with all Laws.

7.2.2 Alterations Required by Laws. If any governmental authority requires any Alteration to the Building or the Premises as a result of a change in the Laws enacted subsequently to the Commencement Date, as a result of Tenant’s particular use of the Premises or as a result of any Alteration to the Premises made by or on behalf of Tenant, Tenant will pay the cost of all such Alterations or the cost of compliance, as the case may be. If any such Alterations are Structural Alterations, Landlord will make the Structural Alterations; provided, however, that Landlord may require Tenant to deposit with Landlord an amount sufficient to pay the cost of the Structural Alterations (including, without limitation, reasonable overhead and administrative costs). If the Alterations are not Structural Alterations, Tenant will make the Alterations at Tenant’s sole cost and expense in accordance with Article 8.

7.3 Tenant’s Right to Self-Help.

7.3.1 Prior to Change in Terms Date. Prior to the Change in Terms Date, if Landlord fails to take any action which Landlord is obligated to take pursuant to Sections 6.1 (other than 6.1.2) and 7.1 of this Lease, which action is (a) specific to the Building and/or Property (as opposed to a failure which is caused by an interruption or curtailment of services which extends beyond the Building or Property), (b) is not caused by an event of Force Majeure, damage or destruction pursuant to Article 11, or eminent domain pursuant to Article 12, and (c) is not caused by an act or failure to act of Tenant, specifically including but not limited to an Event of Default, Tenant may deliver written notice thereof to Landlord (the “Initial Notice”). The Initial Notice must specifically describe the action that is required of Landlord to satisfy the requirements of Section 6.1 and 7.1 with respect to the Premises. If within forty-five (45) days of receiving Tenant’s Initial Notice, Landlord fails to cure or commence to cure the items specified in the Initial Notice, Tenant may deliver to Landlord a second notice (the “Reminder Notice”). The Reminder Notice must include a copy of the Initial Notice and specify that Tenant will have the rights granted under this Section 7.3 if Landlord fails to cure or commence to cure the specified items within twenty (20) Business Days of receipt of the Reminder Notice. If Landlord fails to take or commence to take the required action within twenty (20) Business Days of receiving the Reminder Notice, or once commenced fails to diligently pursue the required action to completion, then Tenant may, subject to the terms of this Section 7.3, proceed to take the required action with respect to the Premises (but solely on its own behalf and not as the agent of Landlord). Tenant may not take any such self-help action which alters or modifies the Building systems or equipment, structural integrity of the Building or exterior appearance of the Building. Subject to Landlord’s right to object to the payment obligation, as set forth below, Landlord will reimburse Tenant for Tenant’s reasonable out-of-pocket costs and expenses in taking such action within thirty (30) days after delivery of an invoice by Tenant to Landlord setting forth a reasonably particularized breakdown of such costs and expenses. If Landlord does not timely object and does not pay such invoice within sixty (60) days after delivery of the invoice, then Tenant may thereafter deduct from Basic Rent the amount set forth in such invoice; provided however, in no event may Tenant deduct more than twenty percent (20%) of the Basic Rent due during any single month as a result of the rights granted under this Section 7.3. In the event Landlord delivers to Tenant, within thirty (30) days after delivery of the invoice to Landlord, a written objection to the payment of such invoice setting forth with reasonable particularity any defenses to payment Landlord believes it has, then Tenant will not be entitled to make any deduction from Basic Rent. In such case, Tenant’s sole remedy will be to institute an action at law to collect the unpaid amount. The provisions of this Section 7.3 will not operate to exclude from Operating Expenses any item properly includable therein.

7.3.2 On and After Change in Terms Date. On and after the Change in Terms Date, if Landlord fails to take any action which Landlord is obligated to take pursuant to Sections 6.1 (other than 6.1.2) and 7.1 of this Lease, which action is (a) specific to the Building and/or Property (as opposed to a failure which is caused by an interruption or curtailment of services which extends beyond the Building or Property), (b) is not caused by an event of Force Majeure, damage or destruction pursuant to Article 11, or eminent domain pursuant to Article 12, and (c) is not caused by an act or failure to act of Tenant, specifically including but not limited to an Event of Default, Tenant may deliver written notice thereof to Landlord (the “Initial Notice”). The Initial Notice must specifically describe the action that is required of Landlord to satisfy the requirements of Section 6.1 and 7.1 with respect to the Premises. If within thirty (30) days of receiving Tenant’s Initial Notice, Landlord fails to cure or commence to cure the items specified in the Initial Notice, Tenant may deliver to Landlord a second notice (the “Reminder Notice”). The Reminder Notice must include a copy of the Initial Notice and specify that Tenant will have the rights granted under this Section 7.3 if Landlord fails to cure or commence to cure the specified items within ten (10) Business Days of receipt of the Reminder Notice. If Landlord fails to take or commence to take the required action within ten (10) Business Days of receiving the Reminder Notice, or once commenced fails to diligently pursue the required action to completion, then Tenant may, subject to the terms of this Section 7.3, proceed to take the required action with respect to the Premises (but solely on its own behalf and not as the agent of Landlord). Tenant may not take any such self-help action which alters or modifies the Building systems or equipment, structural integrity of the Building or exterior appearance of the Building. Subject to Landlord’s right to object to the payment obligation, as set forth below, Landlord will reimburse Tenant for Tenant’s reasonable out-of-pocket costs and expenses in taking such action within thirty (30) days after delivery of an invoice by Tenant to Landlord setting forth a reasonably particularized breakdown of such costs and expenses. If Landlord does not timely object and does not pay such invoice within sixty (60) days after delivery of the invoice, then Tenant may thereafter deduct from Basic Rent the amount set forth in such invoice; provided however, in no event may Tenant deduct more than twenty percent (20%) of the Basic Rent due during any single month as a result of the rights granted under this Section 7.3. In the event Landlord delivers to Tenant, within thirty (30) days after delivery of the invoice to Landlord, a written objection to the payment of such invoice setting forth with reasonable particularity any defenses to payment Landlord believes it has, then Tenant will not be entitled to make any deduction from Basic Rent. In such case, Tenant’s sole remedy will be to institute an action at law to collect the unpaid amount. The provisions of this Section 7.3 will not operate to exclude from Operating Expenses any item properly includable therein.

ARTICLE 8

CHANGES AND ALTERATIONS

8.1 Landlord Approval. Tenant will not make any Structural Alterations to the Premises or any Alterations to the Common Area. Tenant will not make any other Alterations without Landlord’s prior written consent, which consent Landlord will not unreasonably withhold or delay. Provided however, without Landlord’s prior written consent, Tenant may make Alterations that do not (i) require the issuance of any permit, authorization or approval under the Laws, (ii) exceed an estimated cost per project to complete of $25,000.00, and (iii) exceed a total expenditure within any twelve (12) month period of $25,000.00. Landlord may impose conditions to consent in its reasonable discretion. Along with any request for Landlord’s consent, Tenant will deliver to Landlord plans and specifications for the Alterations and names and addresses of all prospective contractors for the Alterations. If Landlord approves the proposed Alterations, Tenant, before commencing the Alterations or delivering (or accepting delivery of) any materials to be used in connection with the Alterations, will deliver to Landlord for Landlord’s reasonable approval copies of all contracts, proof of insurance required by Section 8.2, copies of any contractor safety programs, copies of all necessary permits and licenses and such other information relating to the Alterations as Landlord reasonably requests. Tenant will not commence the Alterations before Landlord, in Landlord’s reasonable discretion, approves the foregoing deliveries; provided however, Landlord will be deemed to have approved the deliveries in the event Landlord does not deliver to Tenant a written notice of disapproval within ten (10) Business Days after the date the foregoing deliveries are delivered to Landlord for approval. Tenant will construct all approved Alterations or cause all approved Alterations to be constructed (a) promptly by a contractor Landlord approves in writing in Landlord’s sole and absolute discretion, (b) in a good and workmanlike manner, (c) in compliance with all Laws, (d) in accordance with all orders, rules and regulations of the Board of Fire Underwriters having jurisdiction over the Premises and any other body exercising similar functions, and (e) in full compliance with all of Landlord’s rules and regulations applicable to third party contractors, subcontractors and suppliers performing work at the Property.

8.2 Tenant’s Responsibility for Cost and Insurance. Tenant will pay the cost and expense of all Alterations, including, without limitation, a reasonable charge for Landlord’s review, inspection and engineering time, and for any painting, restoring or repairing of the Premises or the Building the Alterations occasion. Prior to commencing the Alterations, Tenant will deliver the following to Landlord in form and amount reasonably satisfactory to Landlord: (a) builder’s “all risk” insurance in an amount at least equal to the replacement value of the Alterations, (b) evidence that Tenant and each of Tenant’s contractors have in force liability insurance insuring against construction related risks, in at least the form, amounts and coverages required of Tenant under Article 10 and (c) copies of all applicable contracts and of all necessary permits and licenses. The insurance policies described in clauses (a) and (b) of this section must name Landlord, Landlord’s lender (if any) and, on and after the Change in Terms Date, the Property Manager as additional insureds.

8.3 Construction Obligations and Ownership. Landlord may inspect construction of the Alterations. Immediately after completing the Alterations, Tenant will furnish Landlord with contractor affidavits, full and final lien waivers and receipted bills covering all labor and materials expended and used in connection with the Alterations. Tenant will remove any Alterations Tenant constructs in violation of this Article 8 within thirty (30) days after Landlord’s written request and in any event prior to the expiration or earlier termination of this Lease. All Alterations Tenant makes or installs (including all telephone, computer and other wiring and cabling located within the walls of and outside the Premises, but excluding Tenant’s movable trade fixtures, furniture and equipment) will become the property of Landlord upon installation and Tenant will surrender the Alterations to Landlord upon the expiration or earlier termination of this Lease at no cost to Landlord. Provided however, in the event Landlord notifies Tenant at the time Landlord approves the Alterations that Tenant must remove the Alterations upon the expiration or earlier termination of this Lease, then the Alterations will be deemed to be the property of Tenant upon installation and Tenant will remove the Alterations upon the expiration or earlier termination of this Lease in accordance with Section16.1.

8.4 Liens. Tenant will keep the Property free from any mechanics’, materialmen’s, designers’ or other liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant. Tenant will notify Landlord in writing thirty (30) days prior to commencing any Alterations in order to provide Landlord the opportunity to record and post notices of non-responsibility or such other protective notices available to Landlord under the Laws. If any such liens are filed and Tenant, within thirty (30) days after such filing, does not release the same of record or provide Landlord with a bond or other surety satisfactory to Landlord protecting Landlord and the Property against such liens, Landlord, without waiving its rights and remedies based upon such breach by Tenant and without releasing Tenant from any obligation under this Lease, may cause such liens to be released by any means Landlord deems proper, including, but not limited to, paying the claim giving rise to the lien or posting security to cause the discharge of the lien. In such event, Tenant will reimburse Landlord, as Additional Rent, for all amounts Landlord pays (including, without limitation, reasonable attorneys’ fees and costs).

8.5 Indemnification. To the fullest extent allowable under the Laws, Tenant will release, indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties and the Property from and against any Claims in any manner relating to or arising out of any Alterations or any other work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant.

ARTICLE 9

RIGHTS RESERVED BY LANDLORD

9.1 Landlord’s Entry. Landlord and its authorized representatives may at all reasonable times upon reasonable notice to Tenant and, if required to comply with Tenant’s security protocols, with an escort authorized by Tenant, enter the Premises to:

(a) inspect the Premises; (b) show the Premises to prospective purchasers and mortgagees and, during the last year of the Term, prospective tenants; (c) post notices of non-responsibility or other protective notices available under the Laws; or (d) exercise and perform Landlord’s rights and obligations under this Lease. Landlord, in the event of any emergency, may enter the Premises at anytime without notice to Tenant and without escort. Landlord’s entry into the Premises is not to be construed as a forcible or unlawful entry into, or detainer of, the Premises or as an eviction of Tenant from all or any part of the Premises. Landlord will use commercially reasonable efforts to exercise such rights in a manner that does not unreasonably interfere with Tenant’s use and enjoyment of the Premises. Tenant will also permit Landlord (or its designees) to erect, install, use, maintain, replace and repair pipes, cables, conduits, plumbing and vents, and telephone, electric and other wires or other items, in, to and through the Premises if Landlord determines that such activities are necessary or appropriate for properly operating and maintaining the Building.

9.2 Control of Property. Landlord reserves all rights respecting the Property and Premises not specifically granted to Tenant under this Lease, including, without limitation, the right to: (a) change the name of the Building; (b) designate and approve all types of signs, window coverings, internal lighting and other aspects of the Premises and its contents that may be visible from the exterior of the Premises; (c) grant any party the exclusive right to conduct any business or render any service in the Building, provided such exclusive right to conduct any business or render any service in the Building does not prohibit Tenant from any permitted use for which Tenant is then using the Premises; (d) prohibit Tenant from installing vending or dispensing machines of any kind in or about the Premises other than those Tenant installs in the Premises solely for use by Tenant’s employees; (e) close the Building after Business Hours, except that Tenant and its employees and invitees may access the Premises 24 hours a day, 7 days a week and 365 days a year in accordance with such rules and regulations as Landlord may prescribe from time to time for security purposes; (f) install, operate and maintain security systems that monitor, by closed circuit television or otherwise, all persons entering or leaving the Building; (g) install and maintain pipes, ducts, conduits, wires and structural elements in the Premises that serve other parts or other tenants of the Building; and (h) retain and receive master keys or pass keys to the Premises and all doors in the Premises. Notwithstanding the foregoing, or the provision of any security-related services by Landlord, Landlord is not and will not be liable in any way whatsoever for any breach of security not solely and directly caused by the gross negligence or willful misconduct of Landlord or its employees. Landlord is not and will not be liable in any way for any breach of security caused by Landlord’s agents, contractors, tenants, invitees or others using or occupying the Premises except for employees.

9.3 Lock Box Agent/Rent Collection Agent. Landlord, from time to time, may designate a lock box collection agent or other person to collect Rent. In such event, Tenant’s payment of Rent to the lock box collection agent or other person is deemed to have been made (a) as of the date the lock box collection agent or other person receives Tenant’s payment (if the payment is not dishonored for any reason); or (b) if Tenant’s payment is dishonored for any reason, the date Landlord or Landlord’s agent collects the payment. Neither Tenant’s payment of any amount of Rent to the lock box collection agent or other person nor Landlord’s or Landlord’s agent’s collection of such amount if the payment is dishonored constitutes Landlord’s waiver of any default by Tenant in the performance of Tenant’s obligations under this Lease or Landlord’s waiver of any of Landlord’s rights or remedies under this Lease. If Tenant pays any amount to the lock box collection agent or other person other than the actual amount due Landlord, then Landlord’s or Landlord’s agent’s receipt or collection of such amount does not constitute an accord and satisfaction, Landlord is not prejudiced in collecting the proper amount due Landlord and Landlord may retain the proceeds of any such payment, whether restrictively endorsed or otherwise, and apply the same toward amounts due and payable by Tenant under this Lease.

9.4 [Intentionally Deleted].

ARTICLE 10

INSURANCE

10.1 Tenant’s Insurance Obligations. Tenant, at all times during the Term and during any early occupancy period, at Tenant’s sole cost and expense, will maintain the insurance this Article 10 describes.

10.1.1 Liability Insurance. Commercial general liability insurance (providing coverage at least as broad as the current ISO form) with respect to the Premises and Tenant’s activities in the Premises and upon and about the Property, on an occurrence basis, with minimum limits of $5,000,000.00 general aggregate. Such insurance must include specific coverage provisions or endorsements (a) for broad form contractual liability insurance insuring Tenant’s obligations under this Lease; (b) naming Landlord and, on and after the Change in Terms Date, the Property Manager as additional insureds by an Additional Insured—Managers or Lessors of Premises’ endorsement (or equivalent coverage or endorsement); (c) waiving the insurer’s subrogation rights against all Landlord Parties; (d) providing Landlord with at least 20 days’ prior notice of modification, cancellation, non-renewal or expiration; and (e) expressly stating that Tenant’s insurance will be provided on a primary non-contributory basis. The minimum limits of insurance required by this Section 10.1.1 may be met by a combination of primary and umbrella policies.

10.1.2 Property Insurance. At Tenant’s option, property insurance providing coverage at least as broad as the current ISO Special Form (all-risks) policy in an amount not less than the full insurable replacement cost of all of Tenant’s trade fixtures and other personal property within the Premises and including business income insurance covering at least nine months loss of income from Tenant’s business in the Premises. If Tenant provides such property insurance under a blanket policy, the insurance must include agreed amount, no coinsurance provisions.

10.1.3 Other Insurance. Such other insurance as may be required by any Laws from time to time. If insurance obligations generally required of tenants in similar space in similar office buildings in the area in which the Premises is located increase or otherwise change, Landlord may likewise increase or otherwise change Tenant’s insurance obligations under this Lease.

10.1.4 Miscellaneous Insurance Provisions. All of Tenant’s insurance will be written by companies rated at least Best A-VII and otherwise reasonably satisfactory to Landlord. Tenant will deliver evidence of insurance satisfactory to Landlord, (a) on or before the Commencement Date (and prior to any earlier occupancy by Tenant), (b) not later than twenty (20) days prior to the expiration of any current policy or certificate, and (c) at such other times as Landlord may reasonably request. As evidence of insurance, Tenant will deliver an ACORD Form 25 certificate and will attach or cause to be attached to the certificate copies of the endorsements this Section 10.1 requires (including specifically, but without limitation, the additional insured endorsement). Tenant’s insurance must permit releases of liability and provide for waiver of subrogation as provided in Section 10.1.5.

10.1.5 Tenant’s Waiver and Release of Claims and Subrogation. To the extent not prohibited by the Laws, Tenant, on behalf of Tenant and its insurers, waives, releases and discharges the Landlord Parties from all Claims arising out of personal injury or damage to or destruction of the Premises, Property or Tenant’s trade fixtures, other personal property or business, and any loss of use or business interruption, occasioned by any fire or other casualty or occurrence whatsoever (whether similar or dissimilar), regardless whether any such Claim results from the negligence or fault of any Landlord Party or otherwise, and Tenant will look only to Tenant’s insurance coverage (regardless whether Tenant maintains any such coverage) in the event of any such Claim. Tenant’s trade fixtures, other personal property and all other property in Tenant’s care, custody or control, is located at the Property at Tenant’s sole risk. Landlord is not liable for any damage to such property or for any theft, misappropriation or loss of such property. Tenant is solely responsible for providing such insurance as may be required to protect Tenant, its employees and invitees against any injury, loss, or damage to persons or property occurring in the Premises or at the Property, including, without limitation, any loss of business or profits from any casualty or other occurrence at the Property.

10.1.6 No Limitation. Landlord’s establishment of minimum insurance requirements is not a representation by Landlord that such limits are sufficient and does not limit Tenant’s liability under this Lease in any manner.

10.2 Landlord’s Insurance Obligations. Landlord will (except for the optional coverages and endorsements Section 10.2.1 describes) at all times during the Term maintain the insurance this Section 10.2 describes. All premiums and other costs and expenses Landlord incurs in connection with maintaining such insurance are Operating Expenses.

10.2.1 Property Insurance. Property insurance on the Building in an amount not less than the full insurable replacement cost of the Building insuring against loss or damage by fire and such other risks as are covered by the current ISO Special Form policy. Landlord, at its option, may obtain such additional coverages or endorsements as Landlord deems appropriate or necessary, including, without limitation, insurance covering foundation, grading, excavation and debris removal costs; business income and rents insurance; earthquake insurance; flood insurance; and other coverages. Landlord may maintain such insurance in whole or in part under blanket policies. Such insurance will not cover or be applicable to any property of Tenant within the Premises or otherwise located at the Property.

10.2.2 Liability Insurance. Commercial general liability insurance against claims for bodily injury, personal injury, and property damage occurring at the Property with minimum limits of $1,000,000.00 each occurrence and $3,000,000.00 general aggregate. Such liability insurance will protect only Landlord and, at Landlord’s option, Landlord’s lender and some or all of the Landlord Parties, and does not replace or supplement the liability insurance this Lease obligates Tenant to carry.

10.2.3 Landlord’s Waiver and Release of Claims and Subrogation. To the extent not expressly prohibited by the Laws, Landlord, on behalf of Landlord and its insurers, waives, releases and discharges Tenant from all claims or demands whatsoever arising out of damage to or destruction of the Property, or loss of use of the Property, occasioned by fire or other casualty, regardless whether any such claim or demand results from the negligence or fault of Tenant, or otherwise, and Landlord will look only to Landlord’s insurance coverage (regardless whether Landlord maintains any such coverage) in the event of any such claim. Notwithstanding the foregoing, if (a) Tenant’s negligence or fault causes or contributes to any damage to the Premises or the Property, (b) Landlord carries rent interruption insurance as is usual and customary for landlords with properties similar to the Building, and (c) Landlord does not receive rent interruption insurance proceeds because Tenant’s negligence or fault caused or contributed to any damage to the Premises or the Property, then Tenant will continue paying Rent without any right of abatement.

10.3 Tenant’s Indemnification of Landlord. In addition to Tenant’s other indemnification obligations in this Lease but subject to Landlord’s agreements in Section 10.2, Tenant, to the fullest extent allowable under the Laws, will release, indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against all Claims arising from (a) any breach or default by Tenant in the performance of any of Tenant’s covenants or agreements in this Lease, (b) any act, omission, negligence or misconduct of Tenant, (c) any accident, injury, occurrence or damage in, about or to the Premises, and (d) to the extent caused in whole or in part by Tenant, any accident, injury, occurrence or damage in, about or to the Property. Notwithstanding the foregoing, Tenant is not obligated to indemnify a Landlord Party against a Claim to the extent caused by the gross negligence or willful misconduct of that Landlord Party.

10.4 Tenant’s Waiver. In addition to the other waivers of Tenant described in this Lease and to the extent not expressly prohibited by the Laws, and unless caused solely by the gross negligence or willful misconduct of Landlord or the other Landlord Parties, Landlord and the other Landlord Parties are not liable for, and Tenant waives, any and all Claims against Landlord and the other Landlord Parties for any damage to

Tenant’s trade fixtures, other personal property or business, and any loss of use or business interruption, resulting directly or indirectly from (a) any existing or future condition, defect, matter or thing in the Premises or on the Property, (b) any equipment or appurtenance becoming out of repair, (c) any occurrence, act or omission of any Landlord Party, any other tenant or occupant of the Building or any other person. This section applies especially, but not exclusively, to damage caused by the flooding of basements or other subsurface areas and by refrigerators, sprinkling devices, air conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors, noise or the bursting or leaking of pipes or plumbing fixtures. The waiver this section describes applies regardless whether any such damage results from an act of God, an act or omission of other tenants or occupants of the Property or an act or omission of any other person.

10.5 Tenant’s Failure to Insure. Notwithstanding any contrary language in this Lease and any notice and cure rights this Lease provides Tenant, if Tenant fails to provide Landlord with evidence of insurance as required under Section 10.1.4, and Landlord delivers notice of such failure to Tenant at least five (5) days prior to the expiration of the current policy or certificate, then Landlord may assume that Tenant is not maintaining the insurance Section 10.1 requires Tenant to maintain and Landlord may, but is not obligated to, without further demand upon Tenant or notice to Tenant and without giving Tenant any cure right or waiving or releasing Tenant from any obligation contained in this Lease, obtain such insurance for Landlord’s benefit effective on the expiration of the current policy or certificate. In such event, Tenant will pay to Landlord, as Additional Rent, all costs and expenses Landlord incurs obtaining such insurance. Landlord’s exercise of its rights under this section does not relieve Tenant from any default under this Lease.

10.6 Landlord’s Indemnification of Tenant. Subject to Tenant’s waivers, releases and agreements in this Article 10 and elsewhere in this Lease, Landlord will, to the fullest extent allowable under the Laws, indemnify, protect, defend (with counsel reasonably acceptable to Tenant) and hold harmless Tenant against any Claims and actions brought against Tenant by third parties which (a) arise out of any accident, injury, occurrence or damage in, about or to the Property (other than within the Premises), (b) are not caused in whole or in part by Tenant, and (c) are caused in whole or in part by the gross negligence or willful misconduct of Landlord.

ARTICLE 11

DAMAGE OR DESTRUCTION

11.1 Tenantable Within 150 Days. Except as provided in Section 11.3, if fire or other casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord’s reasonable discretion) that it can make the Premises tenantable within 150 days after the date of the casualty, then Landlord will notify Tenant that Landlord will repair and restore the Building and the Premises to as near their condition prior to the casualty as is reasonably possible within the 150 day period (subject to delays caused by Tenant Delays or Force Majeure). Landlord will provide the notice within thirty (30) days after the date of the casualty. In such case, this Lease remains in full force and effect, but, except as provided in Section 10.2.3, Basic Rent and Tenant’s Share of Expenses for the period during which the Premises are untenantable abate pro rata (based upon the rentable area of the untenantable portion of the Premises as compared with the rentable area of the entire Premises).

11.2 Not Tenantable Within 150 Days. If fire or other casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord’s reasonable discretion) that it cannot make the Premises tenantable within 150 days after the date of the casualty, then Landlord will so notify Tenant within thirty (30) days after the date of the casualty and may, in such notice, terminate this Lease effective on the date of Landlord’s notice. If Landlord does not terminate this Lease as provided in this section, Tenant may terminate this Lease by notifying Landlord within thirty (30) days after the date of Landlord’s notice, which termination will be effective thirty (30) days after the date of Tenant’s notice.

11.3 Building Substantially Damaged. Notwithstanding the terms and conditions of Section 11.1, if the Building is damaged or destroyed by fire or other casualty (regardless whether the Premises is affected) and either (a) fewer than fifteen (15) months remain in the Term, or (b) the damage reduces the value of the improvements on the Property by more than fifty percent (50%) (as Landlord reasonably determines value before and after the casualty), then, regardless whether Landlord determines (in Landlord’s reasonable discretion) that it can make the Building tenantable within 150 days after the date of the casualty, Landlord, at Landlord’s option, by notifying Tenant within thirty (30) days after the casualty, may terminate this Lease effective on the date of Landlord’s notice.

11.4 Insufficient Proceeds. Notwithstanding any contrary language in this Article 11, if this Article 11 obligates Landlord to repair damage to the Premises or building caused by fire or other casualty and Landlord does not receive sufficient insurance proceeds (excluding any deficiency caused by the amount of any policy deductible) to repair all of the damage, or if Landlord’s lender does not allow Landlord to use sufficient proceeds to repair all of the damage, then Landlord, at Landlord’s option, by notifying Tenant within thirty (30) days after the casualty, may terminate this Lease effective on the date of Landlord’s notice.

11.5 Landlord’s Repair Obligations. If this Lease is not terminated under Sections 11.2 through 11.4 following a fire or other casualty, then Landlord will repair and restore the Premises and the Building to as near their condition prior to the fire or other casualty as is reasonably possible with all commercially reasonable diligence and speed (subject to delays caused by Tenant Delay or Force Majeure) and, except as provided in Section 10.2.3, Basic Rent and Tenant’s Share of Expenses for the period during which the Premises are untenantable will abate pro rata (based upon the rentable area of the untenantable portion of the Premises as compared with the rentable area of the entire Premises). In no event is Landlord obligated to repair or restore any Alterations or Tenant’s Improvements that are not covered by Landlord’s insurance, any special equipment or improvements installed by Tenant, any personal property, or any other property of Tenant. Landlord will, if necessary, equitably adjust Tenant’s Share of

Expenses Percentage, subject to Section 3.7, to account for any reduction in the rentable area of the Premises or Building resulting from a casualty.

11.6 Rent Apportionment Upon Termination. If either Landlord or Tenant terminates this Lease under this Article 11, Landlord will apportion Basic Rent and Tenant’s Share of Expenses on a per diem basis and Tenant will pay the Basic Rent and Tenant’s Share of Expenses to (a) the date of the fire or other casualty if the event renders the Premises completely untenantable or (b) if the event does not render the Premises completely untenantable, the effective date of such termination (provided that if a portion of the Premises is rendered untenantable, but the remaining portion is tenantable, then, except as provided in Section 10.2.3, Tenant’s obligation to pay Basic Rent and Tenant’s Share of Expenses abates pro rata [based upon the rentable area of the untenantable portion of the Premises divided by the rentable area of the entire Premises] from the date of the casualty and Tenant will pay the unabated portion of the Rent to the date of such termination).

11.7 Exclusive Casualty Remedy. The provisions of this Article 11 are Tenant’s sole and exclusive rights and remedies in the event of a casualty. To the extent permitted by the Laws, Tenant waives the benefits of any Law that provides Tenant any abatement or termination rights (by virtue of a casualty) not specifically described in this Article 11.

ARTICLE 12

EMINENT DOMAIN

12.1 Termination of Lease. If a Condemning Authority desires to effect a Taking of all or any material part of the Property, Landlord will notify Tenant and Landlord and Tenant will reasonably determine whether the Taking will render the Premises unsuitable for Tenant’s intended purposes. If Landlord and Tenant conclude that the Taking will render the Premises unsuitable for Tenant’s intended purposes, Landlord and Tenant will document such determination and this Lease will terminate as of the date the Condemning Authority takes possession of the portion of the Property taken. Tenant will pay Rent to the date of termination. If a Condemning Authority takes all or any material part of the Building or if a Taking reduces the value of the Property by fifty percent (50%) or more (as reasonably determined by Landlord), regardless whether the Premises is affected, then Landlord, at Landlord’s option, by notifying Tenant prior to the date the Condemning Authority takes possession of the portion of the Property taken, may terminate this Lease effective on the date the Condemning Authority takes possession of the portion of the Property taken.

12.2 Landlord’s Repair Obligations. If this Lease does not terminate with respect to the entire Premises under Section 12.1 and the Taking includes a portion of the Premises, this Lease automatically terminates as to the portion of the Premises taken as of the date the Condemning Authority takes possession of the portion taken and Landlord will, at its sole cost and expense, restore the remaining portion of the Premises to a complete architectural unit with all commercially reasonable diligence and speed and will reduce the Basic Rent for the period after the date the Condemning

Authority takes possession of the portion of the Premises taken to a sum equal to the product of the Basic Rent provided for in this Lease multiplied by a fraction, the numerator of which is the rentable area of the Premises after the Taking and after Landlord restores the Premises to a complete architectural unit, and the denominator of which is the rentable area of the Premises prior to the Taking. Landlord will also equitably adjust Tenant’s Share of Expenses Percentage for the same period, subject to Section 3.7, to account for the reduction in the rentable area of the Premises or the Building resulting from the Taking. Tenant’s obligation to pay Basic Rent and Tenant’s Share of Expenses will abate on a proportionate basis with respect to that portion of the Premises remaining after the Taking that Tenant is unable to use during Landlord’s restoration for the period of time that Tenant is unable to use such portion of the Premises.

12.3 Tenant’s Participation. Landlord is entitled to receive and keep all damages, awards or payments resulting from or paid on account of a Taking. Accordingly, Tenant waives and assigns to Landlord any interest of Tenant in any such damages, awards or payments. Tenant may prove in any condemnation proceedings and may receive any separate award for damages to or condemnation of Tenant’s movable trade fixtures and equipment and for moving expenses; provided however, that Tenant has no right to receive any award for its interest in this Lease or for loss of leasehold.

12.4 Exclusive Taking Remedy. The provisions of this Article 12 are Tenant’s sole and exclusive rights and remedies in the event of a Taking. To the extent permitted by the Laws, Tenant waives the benefits of any Law that provides Tenant any abatement or termination rights or any right to receive any payment or award (by virtue of a Taking) not specifically described in this Article 12.

ARTICLE 13

TRANSFERS

13.1 Restriction on Transfers.

13.1.1 General Prohibition. Except as set forth in Section 13.1.2, Tenant will not cause or suffer a Transfer without obtaining Landlord’s prior written consent. Landlord may grant or withhold consent in Landlord’s reasonable discretion. Tenant’s request for consent to a Transfer must describe in detail the parties, terms and portion of the Premises affected. Landlord will notify Tenant of Landlord’s election to consent or withhold consent within thirty (30) days after receiving Tenant’s written request for consent to the Transfer. If Landlord consents to the Transfer, Landlord may impose on Tenant or the transferee such conditions as Landlord, in its sole discretion, deems appropriate. Tenant will, in connection with requesting Landlord’s consent, provide Landlord with a copy of any and all documents and information regarding the proposed Transfer and the proposed transferee as Landlord reasonably requests. No Transfer, including, without limitation, a Transfer under Section 13.1.2, releases Tenant from any liability or obligation under this Lease and Tenant remains liable to Landlord after such a Transfer as a principal and not as a surety. If Landlord consents to any Transfer,

Tenant will pay to Landlord, as Additional Rent, fifty percent (50%) of any amount Tenant receives on account of the Transfer in excess of the amounts this Lease otherwise requires Tenant to pay, less the actual commissions, tenant improvement costs, tenant improvement allowances and space planning costs incurred by Tenant in making the Transfer. In no event may Tenant cause or suffer a Transfer to another tenant of the Building. Any attempted Transfer in violation of this Lease is null and void and constitutes a breach of this Lease.

13.1.2 Transfers to Affiliates. Tenant, without Landlord’s consent (provided that Tenant is not in default in the performance of its obligations under this Lease), may cause a Transfer to an Affiliate of Tenant if Tenant (a) notifies Landlord at least thirty (30) days prior to such Transfer; (b) delivers to Landlord, at the time of Tenant’s notice, current financial statements of Tenant and the proposed transferee that are reasonably acceptable to Landlord; and (c) the transferee assumes and agrees in a writing reasonably acceptable to Landlord to perform Tenant’s obligations under this Lease and to observe all terms and conditions of this Lease. Landlord’s right described in Section 13.1.1 to share in any profit Tenant receives from a Transfer permitted under this Section 13.1.2 does not apply to any Transfer this Section 13.1.2 permits.

13.2 Costs. Tenant will pay to Landlord, as Additional Rent, all costs and expenses Landlord incurs in connection with any Transfer, including, without limitation, reasonable attorneys’ fees and costs, regardless whether Landlord consents to the Transfer.

13.3 Landlord’s Consent Standards. For purposes of Section 13.1 and in addition to any other reasonable grounds for denial, Landlord’s consent to a Transfer will be deemed reasonably withheld if, in Landlord’s good faith judgment, any one or more of the following apply: (a) the proposed transferee does not have the financial strength to perform the Tenant’s obligations under this Lease; (b) the business and operations of the proposed transferee are not of comparable quality to the business and operations being conducted by other tenants in the Building; (c) either the proposed transferee, or any Affiliate of the proposed transferee, occupies or is negotiating with Landlord to lease space in the Building; (d) the proposed transferee does not have a good business reputation; (e) the use of the Premises by the proposed transferee would, in Landlord’s reasonable judgment, impact the Building or the Property in a negative manner; (f) if the subject space is only a portion of the Premises and the physical subdivision of such portion is, or would render the Premises, not regular in shape with appropriate means of ingress and egress and facilities suitable for normal renting purposes, or is otherwise not readily divisible from the Premises; (g) the Transfer would require an Alteration to the Building or the Property to comply with applicable Laws; (h) the transferee is a government (or agency or instrumentality thereof); or (i) an Event of Default exists under this Lease at the time Tenant requests consent to the proposed Transfer.

13.4 Permitted Transfers. Tenant, without Landlord’s consent, may cause a Permitted Transfer to occur provided that in each case all of the following conditions are met: (i) such transferee has a tangible net worth at least equal to the greater of that of

Tenant on the Effective Date or at the time of the proposed Permitted Transfer, as evidenced by financial statements reasonably acceptable to Landlord and provided to Landlord at least ten (10) Business Days prior to the date of the proposed Permitted Transfer; (ii) the business and operations of the transferee are of comparable quality to the business and operations then being conducted by other tenants in the Building; (c) no Event of Default by Tenant exists under this Lease at the time of the proposed Permitted Transfer; (d) Tenant gives Landlord not less than ten (10) Business Days prior written notice of the proposed Permitted Transfer; and (e) Landlord receives a written instrument reasonably acceptable to Landlord whereby the transferee assumes Tenant’s obligations under this Lease within five (5) Business Days after the effective date of the Permitted Transfer.

ARTICLE 14

DEFAULTS; REMEDIES

14.1 Events of Default. The occurrence of any of the following constitutes an “Event of Default” by Tenant under this Lease:

14.1.1 Failure to Pay Rent. Tenant fails to pay Basic Rent, any monthly installment of Tenant’s Share of Expenses or any other Additional Rent amount as and when due and such failure continues for five (5) days after Landlord notifies Tenant.

14.1.2 Failure to Perform. Tenant breaches or fails to perform any of Tenant’s nonmonetary obligations under this Lease and the breach or failure continues for a period of thirty (30) days after Landlord notifies Tenant of Tenant’s breach or failure; provided that if Tenant cannot reasonably cure its breach or failure within a thirty (30) day period, Tenant’s breach or failure is not an Event of Default if Tenant commences to cure its breach or failure within the thirty (30) day period and thereafter diligently pursues the cure and effects the cure within a period of time that does not exceed sixty (60) days after the expiration of the thirty (30) day period. Notwithstanding any contrary language contained in this Section 14.1.2, Tenant is not entitled to any notice or cure period before an uncurable breach of this Lease (or failure) becomes an Event of Default.

14.1.3 Misrepresentation. The existence of any material misrepresentation or omission in any financial statements, correspondence or other information provided to Landlord by or on behalf of Tenant or any Guarantor in connection with (a) Tenant’s negotiation or execution of this Lease; (b) Landlord’s evaluation of Tenant as a prospective tenant at the Property; (c) any proposed or attempted Transfer; or (d) any consent or approval Tenant requests under this Lease.

14.1.4 Guaranty Default. Guarantor’s default (beyond any applicable notice and grace periods) under any guaranty now or after the Effective Date securing all or any part of Tenant’s obligations under this Lease.

14.1.5 Other Defaults. (a) Tenant makes a general assignment or general arrangement for the benefit of creditors; (b) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by Tenant; (c) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed against Tenant and is not dismissed within sixty (60) days; (d) a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (e) substantially all of Tenant’s assets, substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure not discharged within thirty (30) days. If a court of competent jurisdiction determines that any act described in this section does not constitute an Event of Default, and the court appoints a trustee to take possession of the Premises (or if Tenant remains a debtor in possession of the Premises) and such trustee or Tenant Transfers Tenant’s interest hereunder, then Landlord is entitled to receive, as Additional Rent, the amount by which the Rent (or any other consideration) paid in connection with the Transfer exceeds the Rent otherwise payable by Tenant under this Lease.

14.2 Notice Requirements. The notices required by Section 14.1 are intended to satisfy any and all notice requirements imposed by the Laws and are not in addition to any such requirements.

14.3 Remedies. Upon the occurrence of any Event of Default, Landlord, at any time and from time to time, and without preventing Landlord from exercising any other right or remedy, may exercise any one or more of the following remedies:

14.3.1 Termination of Tenant’s Possession; Re-entry and Reletting Right. Terminate Tenant’s right to possess the Premises by any lawful means with or without terminating this Lease, in which event Tenant will immediately surrender possession of the Premises to Landlord. Unless Landlord specifically states that it is terminating this Lease, Landlord’s termination of Tenant’s right to possess the Premises is not to be construed as an election by Landlord to terminate this Lease or Tenant’s obligations and liabilities under this Lease. In such event, this Lease continues in full force and effect (except for Tenant’s right to possess the Premises) and Tenant continues to be obligated for and must pay all Rent as and when due under this Lease. If Landlord terminates Tenant’s right to possess the Premises, Landlord is not obligated to but may re-enter the Premises and remove all persons and property from the Premises. Landlord may store any property Landlord removes from the Premises in a public warehouse or elsewhere at the cost and for the account of Tenant. Upon such re-entry, Landlord is not obligated to but may relet all or any part of the Premises to a third party or parties for Tenant’s account. Tenant is immediately liable to Landlord for all Re-entry Costs and must pay Landlord the same within five days after Landlord’s notice to Tenant. Landlord may relet the Premises for a period shorter or longer than the remaining Term. If Landlord relets all or any part of the Premises, Tenant will continue to pay Rent when due under this Lease and Landlord will refund to Tenant the Net Rent Landlord actually receives from the reletting up to a maximum amount equal to the Rent Tenant paid that came due after Landlord’s reletting. If the Net Rent Landlord actually receives from reletting exceeds such Rent, Landlord will apply the excess sum to future Rent due under this Lease. Landlord may retain any surplus Net Rent remaining at the expiration of the Term.

14.3.2 Termination of Lease. Terminate this Lease effective on the date Landlord specifies in its termination notice to Tenant. Upon termination, Tenant will immediately surrender possession of the Premises to Landlord. If Landlord terminates this Lease, Landlord may recover from Tenant and Tenant will pay to Landlord on demand all damages Landlord incurs by reason of Tenant’s default, including, without limitation, (a) all Rent due and payable under this Lease as of the effective date of the termination; (b) any amount necessary to compensate Landlord for any detriment proximately caused Landlord by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would likely result from Tenant’s failure to perform, including, but not limited to, any Re-entry Costs, (c) an amount equal to the difference between the present worth, as of the effective date of the termination, of the Basic Rent for the balance of the Term remaining after the effective date of the termination (assuming no termination) and the present worth, as of the effective date of the termination, of a fair market Rent for the Premises for the same period (as Landlord reasonably determines the fair market Rent) and (d) Tenant’s Share of Expenses to the extent Landlord is not otherwise reimbursed for such Expenses. For purposes of this section, Landlord will compute present worth by utilizing a discount rate of eight percent (8%) per annum. Nothing in this section limits or prejudices Landlord’s right to prove and obtain damages in an amount equal to the maximum amount allowed by the Laws, regardless whether such damages are greater than the amounts set forth in this section.

14.3.3 Present Worth of Rent. Recover from Tenant, and Tenant will pay to Landlord on demand, an amount equal to the then present worth, as of the effective date of termination, of the aggregate of the Rent and any other charges payable by Tenant under this Lease for the unexpired portion of the Term. Landlord will employ a discount rate of eight percent (8%) per annum to compute present worth.

14.3.4 Self Help. Perform the obligation on Tenant’s behalf without waiving Landlord’s rights under this Lease, at law or in equity and without releasing Tenant from any obligation under this Lease. Tenant will pay to Landlord, as Additional Rent, all reasonable sums Landlord pays and obligations Landlord incurs on Tenant’s behalf under this section.

14.3.5 Other Remedies. Any other right or remedy available to Landlord under this Lease, at law or in equity.

14.4 Costs. Tenant will reimburse and compensate Landlord on demand and as Additional Rent for any actual loss Landlord incurs in connection with, resulting from or related to any breach or default of Tenant under this Lease, regardless whether the breach or default constitutes an Event of Default, and regardless whether suit is commenced or judgment is entered. Such loss includes all reasonable legal fees, costs and expenses (including paralegal fees and other professional fees and expenses) Landlord incurs investigating, negotiating, settling or enforcing any of Landlord’s rights or remedies or otherwise protecting Landlord’s interests under this Lease. Tenant will also indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against all Claims Landlord or any of the other Landlord Parties incurs if Landlord or any of the other Landlord Parties becomes or is made a party to any claim or action (a) instituted by Tenant or by or against any person holding any interest in the Premises by, under or through Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; or (c) otherwise arising out of or resulting from any act or omission of Tenant or such other person. In addition to the foregoing, Landlord is entitled to reimbursement of all of Landlord’s fees, expenses and damages, including, but not limited to, reasonable attorneys’ fees and paralegal and other professional fees and expenses, Landlord incurs in connection with protecting its interests in any bankruptcy or insolvency proceeding involving Tenant, including, without limitation, any proceeding under any chapter of the Bankruptcy Code; by exercising and advocating rights under Section 365 of the Bankruptcy Code; by proposing a plan of reorganization and objecting to competing plans; and by filing motions for relief from stay. Such fees and expenses are payable on demand, or, in any event, upon assumption or rejection of this Lease in bankruptcy.

14.5 Waiver and Release by Tenant. Tenant waives and releases all Claims Tenant may have resulting from Landlords re-entry and taking possession of the Premises by any lawful means and removing and storing Tenant’s property as permitted under this Lease, regardless whether this Lease is terminated. To the fullest extent allowable under the Laws, Tenant will release, indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against any and all Claims occasioned thereby. Notwithstanding the foregoing, Tenant is not obligated to indemnify a Landlord Party against such a Claim to the extent caused by the gross negligence or willful misconduct of that Landlord Party. No such reentry is to be considered or construed as a forcible entry by Landlord.

14.6 Landlord’s Default. In addition to the self-help rights granted to Tenant under Section 7.3, if Landlord defaults in the performance of any of its obligations under this Lease, Tenant will notify Landlord of the default and Landlord will have thirty (30) days after receiving such notice to cure the default. If Landlord is not reasonably able to cure the default within a thirty (30) day period, Landlord will have an additional reasonable period of time to cure the default as long as Landlord commences the cure within the thirty (30) day period and thereafter diligently pursues the cure. In no event is Landlord liable to Tenant or any other person for consequential, special or punitive damages, including, without limitation, lost profits.

14.7 No Waiver. Except as specifically set forth in this Lease, no failure by Landlord or Tenant to insist upon the other party’s performance of any of the terms of this Lease or to exercise any right or remedy upon a breach thereof, constitutes a waiver of any such breach or of any breach or default by the other party in its performance of its obligations under this Lease. No acceptance by Landlord of full or partial Rent from Tenant or any third party during the continuance of any breach or default by Tenant of Tenant’s performance of its obligations under this Lease constitutes Landlord’s waiver of any such breach or default. Except as specifically set forth in this

Lease, none of the terms of this Lease to be kept, observed or performed by a party to this Lease, and no breach thereof, are waived, altered or modified except by a written instrument executed by the other party. One or more waivers by a party to this Lease is not to be construed as a waiver of a subsequent breach of the same covenant, term or condition. No statement on a payment check from a party to this Lease or in a letter accompanying a payment check is binding on the other party. The party receiving the check, with or without notice to the other party, may negotiate such check without being bound to the conditions of any such statement.

ARTICLE 15

CREDITORS; ESTOPPEL CERTIFICATES

15.1 Subordination. This Lease, all rights of Tenant in this Lease, and all interest or estate of Tenant in the Property, is subject and subordinate to the lien of any Mortgage. Tenant, on Landlord’s demand, will execute and deliver to Landlord or to any other person Landlord designates any instruments, releases or other documents reasonably required to confirm the self-effectuating subordination of this Lease as provided in this section to the lien of any Mortgage. The subordination to any future Mortgage provided for in this section is expressly conditioned upon the mortgagee’s agreement that as long as Tenant is not in default in the payment of Rent or the performance and observance of any covenant, condition, provision, term or agreement to be performed and observed by Tenant under this Lease, beyond any applicable grace or cure period this Lease provides Tenant, the holder of the Mortgage will not disturb Tenant’s rights under this Lease. The lien of any existing or future Mortgage will not cover Tenant’s moveable trade fixtures or other personal property of Tenant located in or on the Premises. Landlord will use commercially reasonable efforts to obtain from the current holder of any Mortgage encumbering the Property a written subordination, non-disturbance and attornment agreement (or similar document) in the form currently used by such Mortgage holder.

15.2 Attornment. If any ground lessor, holder of any Mortgage at a foreclosure sale or any other transferee acquires Landlord’s interest in this Lease, the Premises or the Property, Tenant will attorn to the transferee of or successor to Landlord’s interest in this Lease, the Premises or the Property (as the case may be) and recognize such transferee or successor as landlord under this Lease. Tenant waives the protection of any statute or rule of law that gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest.

15.3 Mortgagee Protection Clause. Tenant will give the holder of any Mortgage, by registered mail, a copy of any notice of default Tenant serves on Landlord, provided that Landlord or the holder of the Mortgage previously notified Tenant (by way of notice of assignment of rents and leases or otherwise) of the address of such holder. Tenant further agrees that if Landlord fails to cure such default within the time provided for in this Lease, then Tenant will provide written notice of such failure to such holder and such holder will have an additional fifteen (15) days within which to cure the default. If the default cannot be cured within the additional fifteen (15) day period, then the holder will have such additional time as may be necessary to effect the cure if, within the fifteen (15) day period, the holder has commenced and is diligently pursuing the cure (including without limitation commencing foreclosure proceedings if necessary to effect the cure).

15.4 Estoppel Certificates.

15.4.1 Contents. Upon Landlord’s written request, Tenant will execute, acknowledge and deliver to Landlord a written statement in form satisfactory to Landlord certifying: (a) that this Lease (and all guaranties, if any) is unmodified and in full force and effect (or, if there have been any modifications, that the Lease is in full force and effect, as modified, and stating the modifications); (b) that this Lease has not been canceled or terminated; (c) the last date of payment of Rent and the time period covered by such payment; (d) whether there are then existing any breaches or defaults by Landlord under this Lease known to Tenant, and, if so, specifying the same; (e) specifying any existing claims or defenses in favor of Tenant against the enforcement of this Lease (or of any guaranties); and (f) such other factual statements as Landlord, any lender, prospective lender, investor or purchaser may reasonably request. Tenant will deliver the statement to Landlord within ten (10) Business Days after Landlord’s request. Landlord may give any such statement by Tenant to any lender, prospective lender, investor or purchaser of all or any part of the Property and any such party may conclusively rely upon such statement as true and correct.

15.4.2 Failure to Deliver. If Tenant does not timely deliver the statement referenced in Section 15.4.1 to Landlord, or deliver within said ten (10) Business Day period a modified statement correcting any errors that Tenant believes exist in the original statement, (a) Landlord may execute and deliver the statement to any third party on behalf of Tenant and (b) such failure constitutes an Event of Default under this Lease. Further, if Tenant so fails to timely deliver the statement or the modified statement, Landlord and any lender, prospective lender, investor or purchaser may conclusively presume and rely, except as otherwise represented by Landlord, (i) that the terms and provisions of this Lease have not been changed; (ii) that this Lease has not been canceled or terminated; (iii) that not more than one month’s Rent has been paid in advance; and (iv) that Landlord is not in default in the performance of any of its obligations under this Lease. In such event, Tenant is estopped from denying the truth of such facts.

ARTICLE 16

TERMINATION OF LEASE

16.1 Surrender of Premises. Tenant will surrender the Premises to Landlord at the expiration or earlier termination of this Lease in good order, condition and repair, reasonable wear and tear, permitted Alterations and damage by casualty or condemnation excepted, and will surrender all keys to the Premises to Property Manager or to Landlord at the place then fixed for Tenant’s payment of Basic Rent or as Landlord or Property Manager otherwise direct. Tenant will also inform Landlord of all combinations on locks, safes and vaults, if any, in the Premises or on the Property.

Tenant will at such time remove all of its property from the Premises and, if Landlord required removal at the time Landlord approved the Alterations in accordance with Article 8, all such Alterations. Tenant will promptly repair any damage to the Premises caused by such removal. If Tenant does not surrender the Premises in accordance with this section, Tenant will release, indemnify, defend (with counsel reasonably acceptable to Landlord) protect and hold harmless Landlord from and against any Claim resulting from Tenant’s delay in so surrendering the Premises, including, without limitation, any Claim made by any succeeding occupant founded on such delay. All property of Tenant not removed on or before the last day of the Term is deemed abandoned. Tenant appoints Landlord as Tenant’s agent to remove, at Tenant’s sole cost and expense, all of Tenant’s property from the Premises upon termination of this Lease and to cause its transportation and storage for Tenant’s benefit, all at the sole cost and risk of Tenant, and Landlord will not be liable for damage, theft, misappropriation or loss thereof or in any manner in respect thereto.

16.2 Holding Over. If Tenant possesses the Premises after the Term expires or is otherwise terminated without executing a new lease but with Landlord’s written consent, Tenant is deemed to be occupying the Premises as a tenant from month-to-month, subject to all provisions, conditions and obligations of this Lease applicable to a month-to-month tenancy, except that (a) Basic Rent will equal the greater of Basic Rent payable by Tenant in the last Lease Year of the Term or Landlord’s then current basic rent for the Premises according to Landlord’s rental rate schedule for prospective tenants, and (b) either Landlord or Tenant may terminate the month-to-month tenancy at any time upon thirty (30) days prior written notice to the other party. If Tenant possesses the Premises after the Term expires or is otherwise terminated without executing a new lease and without Landlord’s written consent, Tenant is deemed to be occupying the Premises without claim of right (but subject to all terms and conditions of this Lease) and, in addition to Tenant’s liability for failing to surrender possession of the Premises as provided in Section 16.1, Tenant will pay Landlord a charge for each day of occupancy after expiration of the Term in an amount equal to one hundred fifty percent (150%) Tenant’s then-existing Rent (on a daily basis).

16.3 Survival. All obligations of Tenant and rights of Landlord under this Article 16 will survive the expiration or other termination of this Lease without limitation.

ARTICLE 17

ADDITIONAL PROVISIONS

17.1 Initial Improvements.

17.1.1 Landlord’s Improvements. Landlord will provide, at no cost to Tenant, the Landlord’s Improvements.

17.1.2 Tenant’s Improvements. Tenant will cause to be constructed, at Tenant’s sole cost and expense, all Tenant’s Improvements in accordance with the Work Letter attached hereto as EXHIBIT “G”.

17.2 Security Deposit. Concurrently with Tenant’s execution of this Lease, Tenant will deposit with Landlord the Security Deposit. The Security Deposit will be in the form of the Letter of Credit. Landlord may draw on the Letter of Credit in accordance with EXHIBIT “H” attached. No draw under the Letter of Credit by Landlord will be deemed to have cured any breach, failure or default by Tenant under the Lease. Subject to the remaining terms of this section and EXHIBIT “H”, and provided a Draw Event (as defined in Section 3 of EXHIBIT “H”), or any event that with the passing of time, the giving of notice or both would constitute a Draw Event, does not exist as of the scheduled effective date of any reduction of the Letter of Credit, Tenant will have the right to reduce the amount of the Letter of Credit so that the reduced Letter of Credit amounts will be as follows: (i) $210,000.00 effective as of May 1, 2007; (ii) $165,000.00 effective as of May 1, 2008; (iii) $120,000.00 effective as of May 1, 2009; and (iv) $75,000.00 effective as of the May 1, 2010. If Tenant is not entitled to reduce the Letter of Credit as of a particular reduction effective date due to the existence of a Draw Event on such reduction effective date, or the existence on such reduction effective date of an event that with the passing of time, the giving of notice or both would constitute a Draw Event, then any subsequent reduction(s) Tenant would otherwise have been entitled to hereunder will be delayed until the Draw Event or such other event has been cured. Further, if there has been any draw on the Letter of Credit prior to a scheduled effective date of any reduction of the Letter of Credit, the reduction will be reduced by the amount of such draw. Any reduction in the Letter of Credit will be accomplished by Tenant providing Landlord with a substitute letter of credit in the reduced amount.

17.3 Building Security. Prior to the Change in Terms Date, Tenant will have the right to enter a Competitive Bid for the Security Contract. In the event Tenant’s Competitive Bid satisfies all of the criteria required for a Competitive Bid and the total cost to Landlord under Tenant’s Competitive Bid does not exceed the total cost to Landlord under the lowest Competitive Bid entered by other parties by more than three percent (3%), then Landlord will award the Security Contract to Tenant. The purpose of this section is to allow Tenant to be in a position to bid for the Security Contract on a competitive basis with others, and notwithstanding anything to the contrary contained in this section, nothing in this section will be deemed to be an option or right of first refusal regarding the bids of other security firms for the Security Contract. Further, it will be a condition to Tenant’s right to enter a Competitive Bid for the Security Contract that at the time of the bid (a) no Event of Default exists, and no event exists that with the passing of time, the giving of notice or both would constitute an Event of Default, (b) neither this Lease nor Tenant’s right of possession will have terminated, (c) this Lease will be in full force and effect, (d) Tenant has not assigned this Lease or sublet all or any portion of the Premises, and (e) Opus Real Estate Minnesota II, L.L.C., a Delaware limited liability company, or any Affiliate of Opus Real Estate Minnesota II, L.L.C., a Delaware limited liability company, is the owner of the Property.

17.4 De-identification of Current Security Services. Landlord, at Landlord’s sole cost and expense, will relocate (or cause to be relocated) to areas of the Building that are not accessible to the general public, all equipment and other materials in the Building that identify the security firm providing security services to the Property.

17.5 Exclusive. During such periods of the Term when all of the Restricted Use Conditions exist, Landlord agrees that all leases for space in the Building executed by Landlord after the Effective Date will contain the Restricted Use Clause. Landlord will not be bound by this section during any period of the Term when any of the Restricted Use Conditions do not exist. Additionally, Landlord will be bound by this section only to the extent it is not contrary to public policy or the Laws. Tenant will release, indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against any and all Claims in any manner related to or arising out of Landlord’s compliance, or attempted compliance, with this section; provided however, Landlord will have no obligation to enforce any Restricted Use Clause. This section will not apply to any leases executed by Landlord on or before the Effective Date, nor to any amendments or renewals of such leases. In the event of any violation of a Restricted Use Clause by another tenant of the Building, Landlord will not be in breach of this Lease and will not have any duty to enforce such Restricted Use Clause. Tenant’s sole and exclusive remedy with respect to such violation will be to attempt to cause such tenant to cease violating the Restricted Use Clause contained in its lease. Landlord consents to Tenant attempting to cause a violating tenant to cease the violation of the Restricted Use Clause, provided however, Tenant will attempt no action that will interfere with, molest or hinder such violating tenant’s rights of quiet enjoyment under its lease.

17.6 Right of First Offer. During the initial Term, Tenant will have the First Right. The First Right is subject to the terms and conditions set forth in this section, and is further subject to any rights to such space granted to any other tenants in the Building on or before the Effective Date. If at any time after the Commencement Date while the First Right is in effect Landlord intends to lease all or any part of the First Right Space, then Landlord will first notify Tenant that such First Right Space is available for lease. The First Right will not apply to any leasing of all or any portion of the First Right Space that Landlord is negotiating with another prospective tenant on or before the Effective Date. Tenant must notify Landlord in writing within ten (10) days of delivery of Landlord’s notice whether Tenant desires to lease such First Right Space from Landlord. If Tenant notifies Landlord that Tenant does not desire to lease such First Right Space, or if Tenant does not respond in writing to Landlord’s notice within such ten (10) day period, then Landlord may freely lease such First Right Space without restriction. If Tenant notifies Landlord in writing within such ten (10) day period that Tenant desires to lease such First Right Space, the parties will thereafter negotiate for Tenant’s lease of such First Right Space from Landlord. If Landlord and Tenant fail to mutually agree upon the terms of Tenant’s lease of such First Right Space and to execute a written amendment to this Lease within ten (10) days after Tenant delivers Tenant’s notice to Landlord, then Landlord’s obligations under this section will automatically terminate and be of no further force or effect at the end of such ten (10) day period. If Tenant’s First Right is still in effect at the end of the initial Term, the First Right will automatically terminate on the last day of the initial Term and will not apply during any extension of the initial Term. The purpose of this section is to provide notice to Tenant so that Tenant may be in a position to offer to lease such space on a competitive basis with others, and notwithstanding anything to the contrary contained in this section, nothing in this section will be deemed to be an option or right of first refusal.

It will be a condition precedent to the First Right that at the time Landlord intends to lease all or any part of the First Right Space (a) no Event of Default exists, and no event exists that with the passing of time, the giving of notice or both would constitute an Event of Default, (b) neither this Lease nor Tenant’s right of possession will have terminated, (c) this Lease will be in full force and effect, and (d) Tenant has not assigned this Lease or sublet all or any portion of the Premises.

17.7 Parking. During the Term, the surface parking facilities comprising a portion of the Common Area will be available for the non-exclusive use by Tenant in common with the other Building tenants, their employees and invitees, on a first-come, first-served basis. In no event will Landlord be liable for any loss, damage or theft of, to or from any vehicle at the Property. Notwithstanding anything to the contrary in this Section 17.7, Tenant will not use, nor permit its employees, staff, subtenants or contractors to use, more than 250 spaces located in the Common Area. All parking spaces in the Common Area are unreserved, may be used by all tenants and visitors of the Building, and may be relocated or redesignated from time to time by Landlord. Notwithstanding anything contained in the Building Rules to the contrary, Tenant may use the allocated parking spaces 24 hours a day, 7 days a week and 365 days a year.

17.8 Generator. Tenant will have the right, at its sole cost and expense, to install the Generator in the location depicted on EXHIBIT “L” attached to serve the Premises, subject to the following conditions:

17.8.1 No Rent. No Basic Rent or other fee will be charged to Tenant by Landlord for the area occupied by the Generator or for the use of the utility risers within the Building required to connect the Generator to the Premises, nor will such space be included in the calculation of Tenant’s Share of Expenses.

17.8.2 Work Letter. Installation of the Generator will be deemed a part of the Tenant’s Improvements and will be governed by the Work Letter.

17.8.3 Compliance with Reasonable Directives. Tenant will comply with Landlord’s reasonable directives and all Laws relating to the installation, operation, maintenance, repair, replacement and removal of the Generator, including but not limited to (i) obtaining and maintaining, or causing to be obtained and maintained, all applicable permits required for the installation, operation, maintenance, repair, replacement and removal of the Generator, (ii) implementing a Spill Prevention Control and Countermeasures Plan (as required by federal, state, or local regulations) or best management practices plan, (iii) providing evidence of financial responsibility or insurance covering the Generator, and (iv) inspecting the Generator and related equipment and keeping records related thereto. The installation, operation, maintenance, repair, replacement (excluding insured casualty), and removal of the Generator and all governmental compliance required in connection with the Generator will be Tenant’s sole responsibility and Tenant’s sole cost and expense. Upon Landlord’s request, Tenant will promptly provide Landlord with copies of all records relating to the installation, operation, maintenance, repair, replacement and removal of the Generator. Tenant will be responsible, at its sole cost and expense, for payment of all utility charges related to the Generator, either as separately metered (at Tenant’s expense) or as reasonably estimated by Landlord pursuant to a reasonably detailed written invoice.

17.8.4 Insurance. If the Laws require evidence of financial responsibility or insurance, Tenant will provide Landlord with a certificate of insurance naming Landlord as an additional insured under such policy, or other evidence of financial responsibility necessary for compliance.

17.8.5 Use. Tenant may not use the Generator for any purpose other than in connection with the occupancy of the Premises for the permitted use specified in this Lease and in accordance with any applicable permits.

17.8.6 Environmental Investigation. At any time within twelve (12) calendar months prior to and twelve (12) calendar months following the expiration of the Term, Landlord may, at Tenant’s sole cost and expense, perform an environmental investigation to determine whether a release of fuel has occurred in connection with the Generator. Upon Landlord’s request after completion of the environmental investigation, and within thirty (30) days after the expiration of the Term, Tenant will remove the Generator in accordance with all applicable Laws and promptly repair any damage to the Premises or the Property caused by the installation, operation, maintenance, repair, replacement or removal of the Generator, including any required environmental remediation, all at Tenant’s sole cost and expense. Tenant must document the removal of a Generator with a report prepared by a qualified consultant reasonably approved by Landlord, evidencing either that the Generator had no impact to soil and groundwater or that any impacted soil or groundwater has been remediated in a manner and to a level satisfactory to Landlord in its sole discretion.

17.8.7 Duty to Report. Tenant will immediately report to Landlord any spill or release and any citations or notices of violation in connection with the Generator and will provide Landlord with copies thereof. Such notification will not relieve Tenant from its obligations to notify governmental agencies. Any cleanup or remediation will be completed by Tenant in accordance with the applicable Laws and in a manner and to a level satisfactory to Landlord in its sole discretion.

17.8.8 No Modification. This provision does not modify Tenant’s permitted use of the Premises, and does not relieve Tenant of any environmental liability under the Lease.

17.8.9 Periodic Inspections. Landlord may make periodic inspections to ensure regulatory compliance and the proper installation, operation, maintenance, repair, replacement and removal of the Generator. Any reasonable costs incurred by Landlord in making inspections or other costs of compliance will be charged directly to Tenant.

17.8.10 No Landlord Liability. Landlord has no liability for the Generator or for any other specialty equipment which is not a part of the Building’s utility equipment and monitored by the energy management system. To the fullest extent allowable under the Laws, Tenant (i) waives all Claims it may have against the Landlord Parties arising out of or relating to damage to or destruction of the Generator; and (ii) releases, indemnifies, protects, defends (with counsel reasonably acceptable to Landlord) and holds harmless the Landlord Parties from and against all Claims incurred by any of the Landlord Parties in connection with the foregoing or in enforcing Tenant’s obligations under this section, arising out of or relating to the Generator, including without limitation, the installation, operation, maintenance, repair, replacement and removal of the Generator. Nothing set forth above shall require Tenant to indemnify, protect, defend and hold harmless Landlord Parties in connection with Claims incurred as a result of the installation, operation, maintenance, repair, replacement or removal of the existing emergency power generator and related tank and equipment owned by McData and located near the Building loading dock.

17.8.11 Landlord’s Approval. Landlord’s approval of any plans and specifications for the Generator will in no event relieve Tenant of its responsibility for all elements of the design and installation of the Generator (including without limitation, compliance with all Laws, functionality of the design and structural integrity of the design), or the responsibility to comply with the remaining provisions of this section.

17.8.12 Survival. All obligations of Tenant and rights of Landlord under this Section 17.8 will survive the expiration or other termination of this Lease without limitation.

17.9 Telecommunications Equipment. Subject to the provisions of this section, Tenant may use a portion of the roof of the Building and the utility risers within the Building to install, operate and maintain the Telecommunications Equipment. No Basic Rent or other fee will be charged to Tenant for the area occupied by the Telecommunications Equipment or for the use of the utility risers within the Building required to connect the Telecommunications Equipment to the Premises, nor will such space be included in the calculation of Tenant’s Share of Expenses. Tenant will install the Telecommunications Equipment only in a location determined by Landlord. Tenant will be solely responsible for payment of all costs and expenses incurred in installing, operating, maintaining, repairing, replacing and removing the Telecommunications Equipment, specifically including but not limited to all utility charges related to the Telecommunications Equipment, either as separately metered (at Tenant’s expense) or as reasonably estimated by Landlord. Tenant’s installation, operation, maintenance, repair, replacement and removal of any Telecommunications Equipment must comply with the requirements of any Building roof warranties (which may require the written approval of the provider and beneficiary of such warranties), all provisions of Article 8 governing Alterations, and all other terms and conditions of this Lease. In addition, Tenant will not install any Telecommunications Equipment without obtaining the prior written consent of the Property Manager, which consent will not be unreasonably withheld or delayed. Tenant’s installation, operation, maintenance, repair, replacement and removal of the Telecommunications Equipment is subject to Tenant receiving and maintaining all governmental approvals required for the Telecommunications Equipment and otherwise complying with all Laws related thereto. The Telecommunications

Equipment must not interfere with any Building equipment or any other tenants’ equipment. Upon prior written notice to Landlord, Tenant will be allowed reasonable access to the Telecommunications Equipment for the purpose of maintaining and servicing such equipment. All Telecommunications Equipment will remain the personal property of Tenant and will be installed, operated, maintained, repaired, replaced and removed at Tenant’s sole risk. Notwithstanding anything to the contrary in Article 8, the Telecommunications Equipment must be removed by Tenant at the end of the Term and all of the provisions of Article 16 of this Lease will apply to the Telecommunications Equipment to the same extent as it applies to the other property of Tenant located in the Premises. All obligations of Tenant and rights of Landlord under this Section 17.9 will survive the expiration or other termination of this Lease without limitation.

17.10 Special Building Amenities. In addition to other amenities as may be provided to Tenant and other tenants of the Building within the Common Area, Landlord will provide the Special Building Amenities to Tenant to use in common with other tenants of the Building, their employees and invitees. No cost, expense or fee will be charged to Tenant for the existence or use of the Special Building Amenities other than the Fixed Expense Payment during the Fixed Expense Term and Tenant’s Share of Expenses after the expiration of the Fixed Expense Term. The parties hereto acknowledge and agree that the Special Building Amenities are currently operated by McData. Notwithstanding anything contained in this Section 17.10 to the contrary, the loading dock will be operated during the hours of 7:00 a.m. to 6:00 p.m. Monday through Friday, and the pre-manufactured smoking shelter will be operated 24 hours a day, 7 days a week and 365 days a year. In the event Tenant requires use of the loading dock during periods other than the above specified hours, Landlord will permit Tenant to use the loading dock during such other hours upon Tenant’s reasonable advance notice to the Property Manager (not less than 24 hours). Tenant will pay Landlord or the Property Manager, at Landlord’s option, for the cost and expenses actually incurred and reasonably determined by Landlord in operating the loading dock during such other hours on an hourly basis. If not paid directly to the Property Manager, such reimbursement obligation will be Additional Rent. It is understood and agreed that McData operates a cafeteria in part of the Building leased to McData. McData and Tenant have entered into a separate agreement permitting HSM to use the cafeteria on terms and conditions specified in the separate agreement. In the event McData ceases to operate the cafeteria, Landlord will use commercially reasonable efforts to commence operation of a food service operation in the Building within a commercially reasonable period of time after McData ceases to operate the cafeteria, which food service operation will be consistent with food service operations located in comparable office buildings located in the Minneapolis North/Northwest Submarket.

17.11 [Intentionally Deleted].

17.12 [Intentionally Deleted].

17.13 [Intentionally Deleted].

ARTICLE 18

MISCELLANEOUS PROVISIONS

18.1 Notices. All Notices must be in writing and must be sent by personal delivery, United States registered or certified mail (postage prepaid) or by an independent overnight courier service, addressed to the addresses specified in the Basic Terms or at such other place as either party may designate to the other party by written notice given in accordance with this section. Notices given by mail are deemed delivered within three (3) Business Days after the party sending the Notice deposits the Notice with the United States Post Office. Notices delivered by courier are deemed delivered on the next Business Day after the day the party delivering the Notice timely deposits the Notice with the courier for overnight (next day) delivery.

18.2 Transfer of Landlord’s Interest. If Landlord Transfers any interest in the Premises for any reason other than collateral security purposes, the transferor is automatically relieved of all obligations on the part of Landlord accruing under this Lease from and after the date of the Transfer, provided that the transferor will deliver to the transferee any funds the transferor holds in which Tenant has an interest (such as a security deposit) and the transferee assumes the obligations on the part of the Landlord accruing under this Lease from and after the date of the Transfer. Landlord’s covenants and obligations in this Lease bind each successive Landlord only during and with respect to its respective period of ownership. However, notwithstanding any such Transfer, the transferor remains entitled to the benefits of Tenant’s indemnity and insurance obligations (and similar obligations) under this Lease with respect to matters arising or accruing during the transferor’s period of ownership.

18.3 Successors. The covenants and agreements contained in this Lease bind and inure to the benefit of Landlord, its successors and assigns, bind Tenant and its successors and assigns and inure to the benefit of Tenant and its permitted successors and assigns.

18.4 Captions and Interpretation. The captions of the articles and sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular includes the plural and the plural includes the singular.

18.5 Relationship of Parties. This Lease does not create the relationship of principal and agent, or of partnership, joint venture, or of any association or relationship between Landlord and Tenant other than that of landlord and tenant.

18.6 Entire Agreement; Amendment. The Basic Terms and all exhibits, addenda and schedules attached to this Lease are incorporated into this Lease as though fully set forth in this Lease and together with this Lease contain the entire agreement between the parties with respect to the improvement and leasing of the Premises. All preliminary and contemporaneous negotiations, including, without limitation, any letters of intent or other proposals and any drafts and related correspondence, are merged into and superseded by this Lease. No subsequent alteration, amendment, change or addition to this Lease (other than to the Building Rules) is binding on Landlord or Tenant unless it is in writing and signed by the party to be charged with performance.

18.7 Severability. If any covenant, condition, provision, term or agreement of this Lease is, to any extent, held invalid or unenforceable, the remaining portion thereof and all other covenants, conditions, provisions, terms and agreements of this Lease, will not be affected by such holding, and will remain valid and in force to the fullest extent permitted by law.

18.8 Landlord’s Limited Liability. Tenant will look solely to Landlord’s interest in the Property for recovering any judgment or collecting any obligation from Landlord or any other Landlord Party. Tenant agrees that neither Landlord nor any other Landlord Party will be personally liable for any judgment or deficiency decree.

18.9 Survival. All of Tenant’s obligations under this Lease (together with interest on payment obligations at the Maximum Rate) accruing prior to expiration or other termination of this Lease survive the expiration or other termination of this Lease. Further, all of Tenant’s release, indemnification, defense and hold harmless obligations under this Lease survive the expiration or other termination of this Lease, without limitation.

18.10 Attorneys’ Fees. If either Landlord or Tenant commences any litigation or judicial action to determine or enforce any of the provisions of this Lease, the prevailing party in any such litigation or judicial action is entitled to recover all of its costs and expenses (including, but not limited to, reasonable attorneys’ fees, costs and expenditures) from the nonprevailing party.

18.11 Brokers. Landlord and Tenant each represents and warrants to the other that it has not had any dealings with any realtors, brokers, finders or agents in connection with this Lease (except as may be specifically set forth in the Basic Terms) and agrees to release, indemnify, defend and hold the other harmless from and against any Claim based on the failure or alleged failure to pay any realtors, brokers, finders or agents (other than any brokers specified in the Basic Terms) and from any cost, expense or liability for any compensation, commission or changes claimed by any realtors, brokers, finders or agents (other than any brokers specified in the Basic Terms) claiming by, through or on behalf of it with respect to this Lease or the negotiation of this Lease. Landlord will pay any brokers named in the Basic Terms in accordance with the applicable listing agreement for the Property.

18.12 Governing Law. This Lease is governed by, and must be interpreted under, the internal laws of the State. Any suit arising from or relating to this Lease must be brought in the County; Landlord and Tenant waive the right to bring suit elsewhere.

18.13 Time is of the Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

18.14 [Intentionally Deleted].

18.15 Tenant’s Waiver. Any claim Tenant may have against Landlord for default in performance of any of Landlord’s obligations under this Lease is deemed waived unless Tenant notifies Landlord of the default within twelve (12) months after Tenant knew of the default.

18.16 Tenant’s Organization Documents; Authority. If Tenant is an entity, Tenant, within ten (10) days after Landlord’s written request, will deliver to Landlord (a) Certificate(s) of Good Standing from the state of formation of Tenant and, if different, the State, confirming that Tenant is in good standing under the laws governing formation and qualification to transact business in such state(s); and (b) a copy of Tenant’s organizational documents and any amendments or modifications thereof, certified as true and correct by an appropriate official of Tenant. Tenant and each individual signing this Lease on behalf of Tenant represents and warrants that they are duly authorized to sign on behalf of and to bind Tenant and that this Lease is a duly authorized obligation of Tenant.

18.17 Provisions are Covenants and Conditions. All provisions of this Lease, whether covenants or conditions, are deemed both covenants and conditions.

18.18 Force Majeure. If Landlord is delayed or prevented from performing any act required in this Lease (excluding, however, the payment of money) by reason of Tenant Delay or Force Majeure, Landlord’s performance of such act is excused for the longer of the period of the delay or the period of delay caused by such Tenant Delay or Force Majeure and the period of the performance of any such act will be extended for a period equivalent to such longer period.

18.19 Counterparts. This Lease may be executed in counterparts, each of which is an original and all of which constitute one instrument.

18.20 Financial Statements. Tenant will, prior to Tenant’s execution of this Lease and after Landlord’s request at any time during the Term, but not more frequently than once during any twelve (12) month period, deliver to Landlord complete, accurate and the most up-to-date financial statements with respect to Tenant and any Guarantor(s) or other parties obligated upon this Lease at the time of delivery, which financial statements must be (a) prepared according to generally accepted accounting principles consistently applied, and (b) certified by an independent certified public accountant or by Tenant’s (or Guarantor’s, as the case may be) chief financial officer that the same are a true, complete and correct statement of Tenant’s (or Guarantor’s) financial condition as of the date of such financial statements. Landlord, without Tenant’s consent (which consent Tenant may grant or withhold in its sole and absolute discretion), and except as required by the Laws, will not directly or indirectly disclose the contents of the financial statements to any person or entity other than Landlord’s employees, authorized representatives, Affiliates, agents, managers, counselors, lenders and prospective lenders, and purchasers and prospective purchasers, all who have a legitimate need to know such information (and who will also keep the same in confidence).

18.21 Quiet Enjoyment. Landlord covenants that Tenant will quietly hold, occupy and enjoy the Premises during the Term, subject to the terms and conditions of this Lease, free from molestation or hindrance by Landlord or any person claiming by, through or under Landlord, if Tenant pays all Rent as and when due and keeps, observes and fully satisfies all other covenants, obligations and agreements of Tenant under this Lease.

18.22 No Recording. Tenant will not record this Lease or a Memorandum of this Lease without Landlord’s prior written consent, which consent Landlord may grant or withhold in its sole and absolute discretion. The foregoing to the contrary notwithstanding, Landlord agrees that Tenant may, at Tenant’s sole cost and expense, record the form of Memorandum attached hereto as EXHIBIT “T”.

18.23 Nondisclosure of Lease Terms. The terms and conditions of this Lease constitute proprietary information of Landlord that Tenant will keep confidential. Tenant’s disclosure of the terms and conditions of this Lease could adversely affect Landlord’s ability to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant, without Landlord’s consent (which consent Landlord may grant or withhold in its sole and absolute discretion), and except as required by the Laws, will not directly or indirectly disclose the terms and conditions of this Lease to any other tenant or prospective tenant of the Building or to any other person or entity other than Tenant’s employees and agents who have a legitimate need to know such information (and who will also keep the same in confidence).

18.24 Construction of Lease and Terms. The terms and provisions of this Lease represent the results of negotiations between Landlord and Tenant, each of which are sophisticated parties and each of which has been represented or been given the opportunity to be represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Lease must be interpreted and construed in accordance with their usual and customary meanings, and Landlord and Tenant each waive the application of any rule of law that ambiguous or conflicting terms or provisions contained in this Lease are to be interpreted or construed against the party who prepared the executed Lease or any earlier draft of the same. Landlord’s submission of this instrument to Tenant for examination or signature by Tenant does not constitute a reservation of or an option to lease and is not effective as a lease or otherwise until Landlord and Tenant both execute and deliver this Lease. The parties agree that, regardless of which party provided the initial form of this Lease, drafted or modified one or more provisions of this Lease, or compiled, printed or copied this Lease, this Lease is to be construed solely as an offer from Tenant to lease the Premises, executed by Tenant and provided to Landlord for acceptance on the terms set forth in this Lease, which acceptance and the existence of a binding agreement between Tenant and Landlord may then be evidenced only by Landlord’s execution of this Lease.

[SIGNATURE PAGE FOLLOWS]

Landlord and Tenant each caused this Lease to be executed and delivered by its duly authorized representative to be effective as of the Effective Date.

LANDLORD:

Dated: May 12, 2006	OPUS REAL ESTATE MINNESOTA II, L.L.C.,
a Delaware limited liability company

	By:	/s/ Wade C. Lau
	Name:	Wade C. Lau
	Title:	Vice President

TENANT:

HSM ELECTRONIC PROTECTION SERVICES, INC.,
a Delaware corporation

	By:	/s/ Timothy J. Whall
	Name:	Timothy J. Whall
	Title:	President

EXHIBIT “A”

DEFINITIONS

“Additional Rent” means any charge, fee or expense (other than Basic Rent) payable by Tenant under this Lease, however denoted.

“Affiliate” means any person, corporation or entity that, directly or indirectly, controls, is controlled by or is under common control with another entity. For purposes of this Lease, “control” means possessing the power to direct or cause the direction of the management and policies of the entity by the ownership of a majority of the voting securities of the entity.

“Alteration” means any change, alteration, addition or improvement to the Premises or Property, other than the Tenant’s Improvements.

“Bankruptcy Code” means the United States Bankruptcy Code as the same now exists and as the same may be amended, including any and all rules and regulations issued pursuant to or in connection with the United States Bankruptcy Code now in force or in effect after the Effective Date.

“Basic Rent” means the basic rent amounts specified in the Basic Terms.

“Basic Terms” means the terms of this Lease identified as the “Basic Terms” before Article 1 of the Lease.

“BOMA Standards” means the “Standard Method for Measuring Floor Area in Office Buildings” approved June 7, 1996 by the American National Standards Institute, Inc. and the Building Owners and Managers Association International (ANSI/BOMA Z65.1-1996).

“Building” means that certain office building now existing on the Land.

“Building Rules” means those certain rules attached to this Lease as EXHIBIT “E”, as Landlord may amend the same from time to time.

“Business Days” means any day other than Saturday, Sunday or a legal holiday in the State.

“Business Hours” means Monday through Friday from 7:00 a.m. to 6:00 p.m. and on Saturdays from 8:00 a.m. to 1:00 p.m., excluding holidays.

“Change in Terms Date” means the earlier of: (a) May 1, 2010; or (b) if the McData lease for space in the Building is terminated prior to April 30, 2010, the date immediately following the date of such early termination.

“City” means the City of Plymouth, Minnesota.

EXHIBIT “A”

“Claims” means all claims, actions, demands, liabilities, damages, costs, penalties, forfeitures, losses or expenses, including, without limitation, reasonable attorneys’ fees and the costs and expenses of enforcing any indemnification, defense or hold harmless obligation under the Lease.

“Commencement Date” means the date specified in the Basic Terms.

“Commencement Date Memorandum” means the form of memorandum attached to the Lease as EXHIBIT “D”.

“Common Area” means those portions of the Property Landlord may designate from time to time as common area available to all tenants, which areas are initially as shown on the plan attached to the Lease as EXHIBIT “I”, together with all elevators, conduits, risers, shafts, plenums and other vertical and horizontal spaces within the Building required to provide utilities and other services to all occupants of the Building, and together with the Land, including without limitation, all driveways, pathways, roadways, sidewalks, curbs, parking areas, loading areas, landscaped areas, entrances and passageways.

“Competitive Bid” means a written bid for the Security Contract meeting the following criteria: (a) requiring the bidders to satisfy all of the specifications required by Landlord, which specifications will be the same for all bidders and determined by Landlord in its sole and absolute discretion; (b) requiring the bidders to operate their own central monitoring station; and (c) requiring the bidders to be regional or national providers of security systems.

“Condemning Authority” means any person or entity with a statutory or other power of eminent domain.

“County” means the County of Hennepin in the State of Minnesota.

“Effective Date” means the Commencement Date.

“Environmental Reports” means the reports identified on EXHIBIT “O”.

“Event of Default” means the occurrence of any of the events specified in Section 14.1 of the Lease.

“Expenses” means the total amount of Property Taxes and Operating Expenses due and payable with respect to the Property during any calendar year of the Term.

“Fair Market Basic Rent” means the fair market base rental rate for the Premises for the applicable extension period in relation to comparable (in quality, location and size) space located in the Building and/or the Minneapolis North/Northwest Submarket, with due consideration given to the following factors regarding the Premises and Tenant, on

EXHIBIT “A”

the one hand, and the comparable space(s) and tenant(s), on the other hand: (a) the financial condition of the tenant; (b) the location, quality and age of the building(s); (c) the extent and quality of leasehold improvements that Tenant requests Landlord to provide in the Premises; (d) rent abatements, if any; (e) the location of the premises within the building; (f) the length of the term; (g) the nature and extent of services provided by the landlord; (h) expense stops, if any; (i) any other concessions given; and (j) other pertinent factors.

“First Right” means the first right to be offered by Landlord the opportunity to lease the First Right Space.

“First Right Space” means space that becomes available on the second and fourth floors of the Building.

“Fixed Expense Payment” means $9.00 per rentable square foot of the Premises per annum.

“Fixed Expense Term” means the period from and including the Commencement Date through and including the date immediately preceding the Change in Terms Date.

“Floor Plan” means the floor plan attached to this Lease as EXHIBIT “C” for the Premises prior to the Suite 350 Commencement Date and the floor plan attached to this Lease as EXHIBIT “C-1” for the Premises on and after the Suite 350 Commencement Date.

“Force Majeure” means acts of God; strikes; lockouts; labor troubles; inability to procure materials; governmental laws or regulations; casualty, orders or directives of any legislative, administrative, or judicial body or any governmental department; inability to obtain any governmental licenses, permissions or authorities (despite commercially reasonable pursuit of such licenses, permissions or authorities); and other similar or dissimilar causes beyond Landlord’s reasonable control.

“Generator” means Tenant’s back-up generators, including related fuel tanks, satisfying the specifications described on EXHIBIT “R”.

“Guarantor” means any person or entity at any time providing a guaranty of all or any part of Tenant’s obligations under this Lease. This definition only applies in the event Landlord and Tenant agree to add a Guarantor in the future.

“Hazardous Materials” means any of the following, in any amount: (a) any petroleum or petroleum product, asbestos in any form, urea formaldehyde and polychlorinated biphenyls; (b) any radioactive substance; (c) any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound; and (d) any chemicals, materials or substances, whether solid, liquid or gas, defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic

EXHIBIT “A”

pollutants,” “solid waste,” or words of similar import in any federal, state or local statute, law, ordinance or regulation now existing or existing on or after the Effective Date as the same may be interpreted by government offices and agencies.

“Hazardous Materials Laws” means any federal, state or local statutes, laws, ordinances or regulations now existing or existing after the Effective Date that control, classify, regulate, list or define Hazardous Materials.

“HVAC” means heating, ventilation and air conditioning.

“Improvement Allowance” means the amount (per rentable square foot of the Premises) specified in the Basic Terms for the cost of designing and installing Tenant’s Improvements.

“Improvements” means, collectively, the Landlord’s Improvements and the Tenant’s Improvements.

“Land” means that certain parcel of land legally described on EXHIBIT “B” attached to this Lease.

“Landlord” means only the owner or owners of the Property at the time in question.

“Landlord Parties” means Landlord and, on and after the Change in Terms Date, the Property Manager and their respective officers, directors, partners, shareholders, members and employees.

“Landlord’s Improvements” means the common-area improvements to the third floor of the Building described on the attached EXHIBIT “F”.

“Laws” means any law, regulation, rule, order, statute or ordinance of any governmental or private entity in effect on or after the Effective Date and applicable to the Property or the use or occupancy of the Property, including, without limitation, Hazardous Materials Laws, Building Rules and Permitted Encumbrances.

“Lease” means this Office Lease Agreement, as the same may be amended or modified after the Effective Date.

“Lease Year” means each consecutive 12 month period during the Term, commencing on the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year is a period beginning on the Commencement Date and ending on the last day of the calendar month in which the Commencement Date occurs plus the following 12 consecutive calendar months.

“Letter of Credit” means an irrevocable letter of credit which will: (a) be in the amount of $250,000.00; and (b) be issued in accordance with the terms and conditions set forth on EXHIBIT “H” attached hereto.

EXHIBIT “A”

“Maximum Rate” means interest at a rate equal to the lesser of (a) 15% per annum or (b) the maximum interest rate permitted by law.

“McData” means McData Services Corporation, a Minnesota corporation, previously known as Computer Network Technology Corporation.

“McData Janitorial Specifications” means the specifications attached to this Lease as EXHIBIT “M”.

“Mortgage” means any mortgage, deed of trust, security interest or other security document of like nature that at any time may encumber all or any part of the Property and any replacements, renewals, amendments, modifications, extensions or refinancings thereof, and each advance (including future advances) made under any such instrument.

“Net Rent” means all rental Landlord actually receives from any reletting of all or any part of the Premises, less any indebtedness from Tenant to Landlord other than Rent (which indebtedness is paid first to Landlord) and less the Re-entry Costs (which costs are paid second to Landlord).

“Non-Business Hours Payment” means $1.00 per rentable square foot of the Premises per annum.

“Notices” and “notifies” mean all notices, demands or requests that may be or are required to be given, demanded or requested by either party to the other as provided in the Lease.

“Operating Expenses” means all expenses Landlord incurs in connection with maintaining, repairing and operating the Property, as determined by Landlord’s accountant in accordance with generally accepted accounting principles consistently followed, including, but not limited to, the following: insurance premiums and deductible amounts under any insurance policy; maintenance and repair costs; steam, electricity, water, sewer, gas and other utility charges; fuel; lighting; window washing; janitorial services; trash and rubbish removal; property association fees and dues and all payments under any Permitted Encumbrance (except Mortgages) affecting the Property; wages payable to persons at the level of manager and below whose duties are connected with maintaining and operating the Property (but only for the portion of such persons’ time allocable to the Property), together with all payroll taxes, unemployment insurance, vacation allowances and disability, pension, profit sharing, hospitalization, retirement and other so-called “fringe benefits” paid in connection with such persons (allocated in a manner consistent with such persons’ wages); amounts paid to contractors or subcontractors for work or services performed in connection with maintaining and operating the Property; all costs of uniforms, supplies and materials used in connection with maintaining, repairing and operating the Property; any expense imposed upon Landlord, its contractors or subcontractors pursuant to law or pursuant to

EXHIBIT “A”

any collective bargaining agreement covering such employees; all services, supplies, repairs, replacements or other expenses for maintaining and operating the Property; costs of complying with Laws; reasonable management fees and the costs (including rental) of maintaining a building or management office in the Building; and such other expenses as may ordinarily be incurred in connection with maintaining and operating an office complex similar to the Property. The term “Operating Expenses” also includes expenses Landlord incurs in connection with public sidewalks adjacent to the Property, any pedestrian walkway system (either above or below ground) and any other public facility to which Landlord or the Property is from time to time subject in connection with operating the Property. The term “Operating Expenses” does not include the cost of any capital improvement to the Property other than replacements required for normal maintenance and repair (and then only to the extent of the reasonable charges for interest paid for the replacement and reasonable charges for depreciation of the replacement so as to amortize the replacement over the reasonable life of the replacement on a straight line basis); the cost of repairs, restoration or other work occasioned by fire, windstorm or other insured casualty other than the amount of any deductible under any insurance policy (regardless whether the deductible is payable by Landlord in connection with a capital expenditure); expenses Landlord incurs in connection with leasing or procuring tenants or renovating space for new or existing tenants; legal expenses incident to Landlord’s enforcement of any lease; interest or principal payments on any mortgage or other indebtedness of Landlord; allowance or expense for depreciation or amortization; and such other exclusions as are specified on EXHIBIT “N” attached to this Lease. Notwithstanding the foregoing, if Landlord installs equipment in, or makes improvements or alterations to, the Property to reduce energy, maintenance or other costs, or to comply with any Laws, Landlord may include in Operating Expenses reasonable charges for interest paid on the investment and reasonable charges for depreciation of the investment so as to amortize the investment over the reasonable life of the equipment, improvement or alteration on a straight line basis.

“Opus Janitorial Specifications” means the specifications attached to this Lease as EXHIBIT “M-1”.

“Permitted Encumbrances” means all Mortgages, liens, easements, declarations, encumbrances, covenants, conditions, reservations, restrictions and other matters now or after the Effective Date affecting title to the Property.

“Permitted Transfer” means Tenant’s assignment of all of its rights under this Lease to any corporation, partnership or other business entity that acquires substantially all the stock or assets of Tenant.

“Premises” means that certain space situated in the Building shown and designated on the Floor Plan and described in the Basic Terms.

“Property” means, collectively, the Land, Building and all other improvements on the Land.

EXHIBIT “A”

“Property Manager” means the property manager specified in the Basic Terms or any other agent Landlord may appoint from time to time to manage the Property.

“Property Taxes” means any general real property tax, improvement tax, assessment, special assessment, reassessment, commercial rental tax, tax, in lieu tax, levy, charge, penalty or similar imposition imposed by any authority having the direct or indirect power to tax, including but not limited to, (a) any city, county, state or federal entity, (b) any school, agricultural, lighting, drainage or other improvement or special assessment district, (c) any governmental agency, or (d) any private entity having the authority to assess the Property under any of the Permitted Encumbrances. The term “Property Taxes” includes all charges or burdens of every kind and nature Landlord incurs in connection with using, occupying, owning, operating, leasing or possessing the Property, without particularizing by any known name and whether any of the foregoing are general, special, ordinary, extraordinary, foreseen or unforeseen; any tax or charge for fire protection, street lighting, streets, sidewalks, road maintenance, refuse, sewer, water or other services provided to the Property. The term “Property Taxes” does not include Landlord’s state or federal income, franchise, estate or inheritance taxes. If Landlord is entitled to pay, and elects to pay, any of the above listed assessments or charges in installments over a period of two or more calendar years, then only such installments of the assessments or charges (including interest thereon) as are actually paid in a calendar year will be included within the term “Property Taxes” for such calendar year.

“Re-entry Costs” means all costs and expenses Landlord incurs re-entering or reletting all or any part of the Premises, including, without limitation, all costs and expenses Landlord incurs (a) maintaining or preserving the Premises after an Event of Default; (b) recovering possession of the Premises, removing persons and property from the Premises (including, without limitation, court costs and reasonable attorneys’ fees) and storing such property; (c) reletting, renovating or altering the Premises; and (d) real estate commissions, advertising expenses and similar expenses paid or payable in connection with reletting all or any part of the Premises. “Re-entry Costs” also includes the value of free rent and other concessions Landlord gives in connection with re-entering or reletting all or any part of the Premises.

“Remeasurement” means a measurement of the Premises, including the Suite 350 Data Center, and the Building, including the cafeteria and fitness center located within the space leased to McData, all in accordance with BOMA Standards.

“Rent” means, collectively, Basic Rent and Additional Rent.

“Restricted Use Conditions” mean (a) no Event of Default exists, and no event exists that with the passing of time, the giving of notice or both would constitute an Event of Default, (b) Tenant has not assigned this Lease or sublet all or any portion of the Premises, (c) neither this Lease nor Tenant’s right of possession have been terminated, (d) Opus Real Estate Minnesota II, L.L.C., a Delaware limited liability company, or any

EXHIBIT “A”

Affiliate of Opus Real Estate Minnesota II, L.L.C., a Delaware limited liability company, is the owner of the Property, and (e) Tenant derives in excess of fifty percent (50%) of its gross sales from the security monitoring business for residential and commercial properties.

“Restricted Use Clause” means a provision in a lease that prohibits a tenant of the Building from deriving in excess of fifty percent (50%) of it gross sales from the security monitoring business for residential and commercial properties.

“R/U Factor” means the percentage applied to convert rentable square feet to usable square feet in accordance with BOMA Standards.

“Security Deposit” means the security deposit to be provided to Landlord in the amount as set forth in the Basic Terms.

“Security Contract” means the Building security systems contract to be in place for the Building on and after the Change in Terms Date.

“Special Building Amenities” means a loading dock area located within the Building and a pre-manufactured smoking shelter and loading dock area located on the Property.

“State” means the State of Minnesota.

“Structural Alterations” means any Alterations involving the structural, mechanical, electrical, plumbing, fire/life safety or heating, ventilating and air conditioning systems of the Building.

“Substantial Completion of the Landlord’s Improvements” means the date Tenant is reasonably able to take possession of the Premises for the purpose of commencing construction of the Tenant’s Improvements, subject to completion of so-called “punch list” items.

“Suite 350 Commencement Date” means the later of (a) vacation of the Suite 350 Data Center by McData, as the existing tenant of the Suite 350 Data Center, and termination of the lease in favor of McData as to the Suite 350 Data Center, or (b) May 1, 2010. Provided however, in the event (a) above occurs before (b) above and Tenant possesses the Suite 350 Data Center, then the Suite 350 Commencement Date will be the date that Tenant possesses the Suite 350 Data Center after (a) occurs.

“Suite 350 Data Center” means the area located on the third floor of the Building depicted on the plan attached as EXHIBIT “J”.

“Taking” means the exercise by a Condemning Authority of its power of eminent domain on all or any part of the Property, either by accepting a deed in lieu of condemnation or by any other manner.

EXHIBIT “A”

“Telecommunications Equipment” means a radio antenna approximately twelve (12) feet in height and related equipment for tenant’s exclusive use to facilitate telecommunications within the Premises satisfying the specifications described on EXHIBIT “S”.

“Tenant” means the tenant identified in the Lease and such Tenant’s permitted successors and assigns. In any provision relating to the conduct, acts or omissions of “Tenant,” the term “Tenant” includes the tenant identified in the Lease and such Tenant’s agents, employees, contractors, invitees, successors, assigns and others using the Premises or on the Property with Tenant’s expressed or implied permission.

“Tenant Delay(s)” means any delays caused or contributed to by Tenant. Tenant Delay excuses Landlord’s performance of any obligation related thereto for a period equal to (a) the duration of the act, occurrence or omission which constitutes the Tenant Delay, or (b) if longer, the period of delay actually caused by such Tenant Delay.

“Tenant’s Improvements” means all initial improvements to the Premises to be designed, installed by and paid for by Tenant in accordance with the Work Letter attached as EXHIBIT “G” hereto.

“Tenant’s Share of Expenses” means the product obtained by multiplying the amount of Expenses for the period in question by the Tenant’s Share of Expenses Percentage.

“Tenant’s Share of Expenses Percentage” means the percentage obtained by dividing the rentable area of the Premises by the rentable area of the Building, as measured from time to time, as such percentage may be adjusted in accordance with the terms and conditions of this Lease.

“Term” means the initial term of this Lease specified in the Basic Terms and, if applicable, any renewal term then in effect.

“Transfer” means an assignment, mortgage, pledge, transfer, sublease or other encumbrance or conveyance (voluntarily, by operation of law or otherwise) of this Lease or the Premises or any interest in this Lease or the Premises. The term “Transfer” also includes any assignment, mortgage, pledge, transfer or other encumbering or disposal (voluntarily, by operation of law or otherwise) of any ownership interest in Tenant or any Guarantor that results or could result in a change of control of Tenant or any Guarantor.

“Work Letter” means the work letter attached as Exhibit “G”.

EXHIBIT “A”